Exhibit 10.1
ARRANGEMENT AGREEMENT
BETWEEN
FEDERAL SIGNAL CORPORATION
-AND-
1815315 ONTARIO LIMITED
-AND-
SIRIT INC.
January 13, 2010

- i -

TABLE OF CONTENTS
(continued)
- ii -

TABLE OF CONTENTS
(continued)
Schedule A — Continuance Resolution
Schedule B — Arrangement Resolution
Schedule C — Plan of Arrangement
Schedule D — Representations and Warranties of the Company
Schedule E — Representations and Warranties of Parent and Acquireco
- iii -

ARRANGEMENT AGREEMENT
     THIS ARRANGEMENT AGREEMENT dated January 13, 2010
B E T W E E N:
FEDERAL SIGNAL CORPORATION, a corporation incorporated under the laws of Delaware (“Parent”)
- and -
1815315 ONTARIO LIMITED, a corporation incorporated under the laws of Ontario (“Acquireco”)
- and -
SIRIT INC., a corporation existing under the laws of the Territory of Yukon (the “Company”)
     WHEREAS, Parent desires to acquire all of the Company Shares (as hereinafter defined);
     AND WHEREAS, Acquireco is a wholly-owned subsidiary of Parent formed for the purpose of, among other things, acquiring all of the Company Shares;
     AND WHEREAS the board of directors of the Company (the “Board of Directors”) has unanimously determined, after consultation with its Financial Advisor (as hereinafter defined), that the consideration per Company Share to be received by the Company Shareholders (as hereinafter defined) pursuant to the Arrangement (as hereinafter defined) is fair and that the Continuance (as hereinafter defined) and the transactions contemplated in the Arrangement are in the best interests of the Company; and the Board of Directors unanimously has resolved to support the Continuance and the Arrangement and to unanimously recommend acceptance of the Continuance and the Arrangement to the Company Shareholders, all on the terms and subject to the conditions contained herein;
     AND WHEREAS all of the members of the Board of Directors and Wolf Bielas and certain significant shareholders have concurrently with the execution and delivery of this Agreement entered into the Voting Agreement (as hereinafter defined);
     THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties (as hereinafter defined) hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION
1.1 Definitions
     In this Agreement, unless the context otherwise requires:
“Acquisition Proposal” means (a) any offer, proposal or inquiry relating to any (i) merger, amalgamation, business combination, take-over bid, tender offer, arrangement, consolidation, recapitalization, reorganization, liquidation, dissolution, winding up, distribution or share exchange involving the Company and/or one or more of its subsidiaries, (ii) sale of assets (including shares of subsidiaries) of the Company and/or one or more of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company or its subsidiaries (or any lease, license, long-term supply agreement or other arrangement having the same economic effect), (iii) sale or acquisition in any manner, directly or indirectly of beneficial or registered ownership of 20% or more the equity securities of the Company (or rights or interests therein or thereto), or similar transactions involving the Company and/or one or more of its subsidiaries; or (b) a proposal or offer or public announcement or other public disclosure of an intention to do any of the foregoing, directly or indirectly, excluding, in each case the Arrangement or any transaction to which Parent or any of its affiliates are a party, any transaction involving only the Company and/or one or more of its subsidiaries but including for greater certainty any modification or proposed modification to an Acquisition Proposal;
“affiliate” has the meaning ascribed thereto in National Instrument 45-106 of the Canadian Securities Administrators;

“Agreement” means this Agreement, including all schedules, and all amendments or restatements hereof (if any);

“Arrangement” means the proposed arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Acquireco, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form and content of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, to be sent to the Director pursuant to the OBCA after the Final Order is made;

“Articles of Continuance” means the articles of continuance of the Company in respect of the Continuance, to be sent to the Director pursuant to the OBCA in accordance with Section 2.6;

“associate” has the meaning ascribed thereto in the Securities Act;

“Board of Directors” has the meaning ascribed thereto in the recitals;

“business day” means any day, other than a Saturday, a Sunday or a day on which commercial banks are closed in Toronto, Canada or Chicago, USA;

“Business Intellectual Property” means the Licensed Intellectual Property and the Owned Intellectual Property;

“Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 183(2) of the OBCA after the Articles of Arrangement have been filed;

“Code” means the United States Internal Revenue Code of 1986;

“Company Circular” means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Disclosure Letter” means the letter of disclosure dated as of the date hereof and delivered by the Company to Parent and Acquireco with respect to certain matters in this Agreement;

“Company Financial Statements” has the meaning ascribed thereto in Section (i) of Schedule D hereto;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Continuance Resolution and the Arrangement Resolution;

“Company Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered which the Company or any of its subsidiaries is a party to or bound by or in which the Employees or their dependents participate, in connection with their employment by the Company, or which the Company or any of its subsidiaries has, or will have, any liability or contingent liability under or, pursuant to which payments are made, or benefits are provided or an entitlement to payments or benefits may arise with respect to any Employees or former employees, directors or officers of the Company or any of its subsidiaries or Consultants (or any spouses, dependants, survivors or beneficiaries of any such persons), relating to retirement savings, pensions, bonuses, profit sharing, retention, severance, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, employee loans, vacation pay, severance or termination pay or other employee benefits, but excluding Statutory Plans;

“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires;

“Company Shares” means the common shares in the capital of the Company;

“Company’s Public Disclosure Record” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Company with the OSC since January 1, 2008 and on or before January 12, 2010 that are available to the public on SEDAR;

“Confidentiality Agreement” means the letter agreement dated September 28, 2009 between Parent and the Company;

“Consideration” means $0.30 in cash per Company Share, subject to adjustment in accordance with Section 2.6 of the Plan of Arrangement;

“Consultant” means any individual whose relationship to the Company or any of its subsidiaries is that of independent contractor;

“Continuance” means the continuance of the Company as a corporation under the OBCA to be effected prior to the Effective Time;

“Continuance Resolution” means the special resolution approving the Continuance to be considered at the Company Meeting, substantially in the form and content of Schedule A hereto;

“Contract” means any contract, license, lease, franchise, agreement, commitment, understanding or other legally binding right or obligation to which the Company or any of its subsidiaries is a party or by which any of them, or any of their respective properties or assets, may be bound or by which the Company or any of its subsidiaries has any liability and, for greater certainty, shall exclude Company Plans;

“Court” means the Superior Court of Justice (Ontario);

“Credit Agreement” means, collectively, (i) the loan and security agreement, dated June 12, 2009 between Sirit Inc., Sirit Technologies Inc., Sirit Corp., RSI ID Technologies, Inc., Sirit Corp. and Silicon Valley Bank, (ii) the export-import bank loan and security agreement, dated June 12, 2009, between Sirit Inc., Sirit Technologies Inc., Sirit Corp., RSI ID Technologies, Inc., Sirit Corp. and Silicon Valley Bank, and (iii) the borrower agreement, dated June 12, 2009, between Sirit Inc., the Export-Import Bank of the United States and Silicon Valley Bank;

“Credit Agreement Indebtedness Amount” has the meaning ascribed thereto in Section 6.2(e);

“D&O Insurance” has the meaning ascribed thereto in Section 7.8(1);

“Depository” means Equity Transfer & Trust Company or such other trust company as may be agreed by the Parties;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” means the rights of dissent in respect of the Continuance described in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employees” means those individuals employed by the Company or any of its subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence;

“Employment Contracts” means all written Contracts, other than Company Plans, relating to the employment of an Employee or Consultant, or providing for retention, termination, severance or change of control benefits;

“Encumbrance” (and any grammatical variation thereof) includes any mortgage, pledge, assignment, charge, lien, claim, hypothec, security interest, adverse claim, option, right, privilege or other third party interest or encumbrance of any kind, whether contingent or absolute;

“Environment” means the ambient air, all layers of the atmosphere, surface water, ground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter (including natural resources) and living organisms;

“Environmental Laws” means all applicable Laws relating to the Environment, the protection of the Environment, the regulation of Hazardous Materials (including the transportation of dangerous goods), or occupational, employee and public health and safety;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“Fairness Opinion” means the opinion of the Financial Advisor, to the effect that, as of the date of such opinion, the Consideration under the Arrangement is fair, from a financial point of view, to Company Shareholders;

“Final Order” means the final order of the Court in a form acceptable to the Parties acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment is acceptable to the Parties, each acting reasonably) on appeal;

“Financial Advisor” means GMP Securities L.P., financial advisor to the Company;
“Financial Indebtedness” means in relation to a person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, stock, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, Guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of derivative transaction, (f) in respect of any counter-indemnity obligation in respect of a Guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (g) in respect of preferred stock (namely capital stock of any class or series that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution, over the capital stock of any other class or series) or redeemable capital stock (namely any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed on a specified date or is redeemable at the option of the holder thereof at any time, or is convertible into or exchangeable for debt securities at any time), (h) for any amount raised under any transaction similar in nature to those described in clauses (a) to (g) of this definition, or otherwise having the commercial effect of borrowing money and classified as indebtedness under GAAP, (i) under a Guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another person which would fall within clauses (a) to (h) of this definition if the references to the debtor referred to the other person; for greater certainty, Financial Indebtedness includes obligations and liabilities of another person which would fall within clauses (a) to (h) of this definition where such obligations or liabilities are secured by (or where such other person has a right to require that such obligations or liabilities be secured by) a security interest over any property of the debtor even though the debtor has not assumed or become liable for the payment of such obligations or liabilities or receivables sold, assigned, or discounted, but excludes (i) in respect of the Company or a subsidiary obligations and liabilities owing to the Company or a subsidiary, (ii) trade payables and accrued expenses arising in the ordinary course of business, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, and (v) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP;
“GAAP” means Canadian generally accepted accounting principles, as in effect at the relevant time;

“Governmental Entity” means (a) any supranational, international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, whether domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority (including the TSX);
“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Financial Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Financial Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Financial Indebtedness of the payment of such Financial Indebtedness, or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Financial Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business;
“Hazardous Materials” means any chemical or other material or substance, form of energy or other contaminant (as such term is defined in the Environmental Protection Act (Ontario));
“Indemnified Person” has the meaning ascribed thereto in Section 7.8;
“Intellectual Property Rights” means (a) any and all proprietary rights provided under: (i) patent law; (ii) copyright law (including moral rights); (iii) trade-mark law; (iv) design patent or industrial design law; (v) semi-conductor chip law; or (vi) any other statutory provision or common law principle, including trade secret law, which may provide a right in either hardware, software, documentation, ideas, formulae, algorithms, concepts, inventions, processes or know-how generally, or the expression or use of such hardware, software, documentation, ideas, formulae, algorithms, concepts, inventions, processes or know-how; (b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing; and (c) all licenses and waivers and benefits of waivers of the rights set out above and all rights to damages and profits by reason of the infringement of any of the rights set out above;
“Interim Order” means the interim order of the Court in a form acceptable to the Parties, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Parties, each acting reasonably;

“IP Agreements” means Contracts under which the Company or any of its subsidiaries has received or granted a license to Business Intellectual Property which is material to the business of the Company or any of its subsidiaries as currently conducted;
“Law” or “Laws” means all supranational, international, multinational, federal, provincial, state, municipal, regional and local laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, codes, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are binding upon or applicable to such Party or its assets;
“Licensed Intellectual Property” means all Intellectual Property Rights used by the Company or its subsidiaries except for the Owned Intellectual Property;
“Material Adverse Effect” means any fact, change, effect, circumstance, event, occurrence, action, omission or development that, individually or in the aggregate, (a) is or would reasonably be expected to be material and adverse to the financial condition, business or annual results of operations of the Company and its subsidiaries on a consolidated basis, or (b) prevents or could reasonably be expected to prevent the ability of the Company to consummate the transactions contemplated by this Agreement; provided any fact, change, effect, circumstance, event, occurrence, action, omission or development resulting from or arising in connection with any of the following shall not constitute a Material Adverse Effect:
(i)	any change in global, North American, national or regional political conditions (including acts of terrorism);

(ii)	any natural disaster;

(iii)	any change in general economic, business, regulatory, national or global financial, currency exchange or securities market conditions;

(iv)	any change in Law;

(v)	the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(vi)	any action required by the terms of this Agreement or undertaken by the Company at the request of or with the consent of Acquireco;

(vii)	any action that is not taken by the Company because it is prohibited by the terms of this Agreement;

(viii)	the failure of the Company to meet its internal or published forecasts, budgets, projections or revenue or earnings predictions;

(ix)	any change in GAAP or regulatory accounting principles (or interpretations thereof) generally;

(x)	any change in the trading price or volume of the Company Shares (it being understood that the causes underlying such change in market price or trading volume may be taken in account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of the Company trade; or

(xi)	any matter that has been generally disclosed on SEDAR prior to the date of the Agreement or specifically disclosed in the Company Disclosure Letter;
provided, however, that with respect to the immediately preceding clauses (i) through (iv) such matters do not have a disproportionate effect on the Company and its subsidiaries taken as a whole, relative to other companies and entities providing products and services in the field of radio frequency identification;
“Material Contract” means any Contract that: (a) in the case of Contracts which are outside of the ordinary course of business, provides for obligations or entitlements of the Company and/or its subsidiaries exceeding $100,000 per annum, and in the case of Contracts in the ordinary course of business, provides for obligations or entitlements of the Company and/or its subsidiaries exceeding $250,000 per annum; (b) has a term in excess of 12 months and which is not terminable by the Company or its subsidiaries upon notice of 3 months or less; (c) is a joint venture or similar agreement in respect of any the design, development, manufacture or implementation of radio frequency identification products or solutions; (d) is a contract with a third party that contains most favoured nations or similar clause in favour of the third party; (e) is a contract that contains any non-competition or similar obligations or that restricts the business of the Company or any subsidiary; (f) relates to any Financial Indebtedness of the Company and/or its subsidiaries; (g) relates to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of material assets or an ownership interest in a business or pursuant to which the Company or any of its subsidiaries has any material ownership or participation interest in any other person or other business enterprise other than the Company’s subsidiaries; (h) relates to the acquisition or sale by the Company of any operating business or the capital stock or other ownership or participation interest of any other person and under which the Company has any material continuing liability or obligation; or (i) is a contract under which the Company or any of its subsidiaries has received a licence to use any third party Intellectual Property Rights that are material to the business of the Company or its subsidiaries;
“material fact” has the meaning ascribed thereto in the Securities Act;

“MD&A” has the meaning ascribed thereto in Section (i) of Schedule D hereto;

“MI 61-101” has the meaning ascribed thereto in Section (dd) of Schedule D hereto;

“OBCA” means the Business Corporations Act (Ontario);

“Option” means an option to purchase a Company Share granted under the Stock Option Plan;

“Option Amount” means, for each Option outstanding, the amount, if any, equal to the Consideration less the applicable exercise price for such Option and net of all applicable withholdings;

“Outside Date” means June 30, 2010 or such later date as may be agreed to in writing by the Parties;

“Owned Intellectual Property” means all Intellectual Property Rights owned in whole or in part by the Company or its subsidiaries;

“Parties” means the Company, Parent and Acquireco, and “Party” means any of them;

“Pension Plan” means all registered Company Plans relating to retirement or retirement savings including registered retirement savings plans or registered pension plans (whether defined contribution plans or defined benefit plans);

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity;

“Permitted Encumbrances” means, with respect to the Company and its subsidiaries:
(a)	statutory liens for Taxes not yet due or payable or which the Company or its subsidiaries owing such Taxes is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, or if adequate reserves with respect thereto are maintained in the appropriate financial statements;

(b)	statutory liens incurred or deposits made in the ordinary course of the business of the Company and its subsidiaries in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

(c)	security given by the Company or any of its subsidiaries pursuant to the Credit Agreement;

(d)	security given by the Company or any of its subsidiaries to a public utility or any Governmental Entity when required in the ordinary course of business of the Company and its subsidiaries;

(e)	undetermined or inchoate construction, mechanics or repair or storage liens arising in the ordinary course of the business of the Company and its subsidiaries, with respect to amounts which are not yet due and a claim for which has not been filed or registered pursuant to applicable Law or of which notice in writing has not been given to the Company or its subsidiaries;
(f)	any reservations or exceptions contained in the original grants from the Crown or Governmental Entity, as applicable;

(g)	easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the ability to use the real property subject to Real Property Leases and will not materially and adversely affect the ability of the Company and its subsidiaries to carry on their business as it has been carried on in the past;

(h)	zoning by-laws, ordinances or other restrictions as to the use of real property, and agreements with other persons registered against title to the real property subject to Real Property Leases, provided that they do not in the aggregate materially detract from the ability to use the real property subject to Real Property Leases and will not materially and adversely affect the ability of the Company and its subsidiaries to carry on their business as it has been carried on in the past;

(i)	any Encumbrance to the extent it would constitute a Permitted Lien under the Credit Agreement; and

(j)	such other defects or irregularities of title as do not materially and adversely detract from the value or interfere with the use of the properties or assets subject thereto or affected thereby.
“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, corporation, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule C hereto, and any amendments or variations thereto made in accordance with Section 9.8 hereof or Section 5.2 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Acquireco, each acting reasonably;

“Real Property Leases” means the leases, subleases and other similar agreements (and all amendments or modifications thereto) under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property;

“Releases” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing,

spraying, burying, abandoning, incinerating, seeping or placing, or any similar action referred to in any Environmental Law;

“Requisite Approval” means the approval of Company Shareholders in accordance with Section 2.2(b), as may be modified by the Interim Order;

“Response Period” has the meaning ascribed thereto in Section 7.3(1)(c);

“Returns” means all reports, forms, schedules, elections, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

“Securities Act” means the Securities Act (Ontario);

“Securities Authorities” means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of the TSX;

“Shrink Wrap Software” means software that is generally commercially available: (a) through or in consumer retail stores; (b) from the software licensors or their distributors, sales agents, representatives or other persons, including value-added and other resellers or original equipment manufacturers; or (c) from the Internet pursuant to “shrink wrap” or “click through” licenses;

“Statutory Plans” means statutory plans or social security which the Company or any of its subsidiaries is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Stock Option Plan” means the stock option plan for key persons of the Company as amended on April 26, 2007;

“subsidiary” means, with respect to a specified person, any entity, whether incorporated or unincorporated, in which such person owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such person otherwise has the power to direct;

“Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal, which the Board of Directors receives after the date hereof but before the time at which the Arrangement Resolution is passed, to acquire not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis and that: (a) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (b) that the Board of Directors determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, is on terms and conditions more favourable to Company Shareholders from a financial point of view than the Arrangement; (c) that did not result from a breach of Section 7.2; (d) that is not subject to any due diligence condition; and (e) is not subject to any financing condition and any financing required to complete such Acquisition Proposal has been committed or written confirmation is provided from the sources of financing to be used to complete such Acquisition Proposal to the satisfaction of the Board;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” means all supranational, national, federal, state, provincial, territorial, county, municipal, local or foreign taxes, dues, duties, rates, fees, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, but not limited to, (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, franchise, license, occupation, premium, capital stock, sales, use, real property, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, anti-dumping, countervail, excise, customs, duties, stamp, occupation, or premium taxes, (b) all withholdings on amounts paid to or by a person, (c) all employment insurance or other Statutory Plan premiums payable to a Governmental Entity, (d) any fine, penalty, interest, or addition to tax, (e) any tax imposed, assessed, or collected or payable pursuant to any tax sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (f) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law;

“Technology” has the meaning ascribed thereto in Section (bb)(x) of Schedule D hereto;

“Termination Fee” has the meaning ascribed thereto in Section 7.4;

“TSX” means the Toronto Stock Exchange;

“Voting Agreement” means the voting agreement dated the date hereof between Parent and Acquireco, on the one hand, and each of the directors of the Company and Wolf Bielas and certain significant shareholders, on the other hand, pursuant to which such persons have agreed, among other things, to support the Continuance and the Arrangement and to vote the Company Shares beneficially owned by them in favour of the Continuance Resolution and the Arrangement Resolution; and

“YBCA” means the Business Corporations Act (Yukon).

1.2 Interpretation Not Affected by Headings
     The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3 Number and Gender
     In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.
1.4 Date for Any Action
     If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.
1.5 Currency
     Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in Canadian dollars, “$” refers to Canadian dollars and “US$” refers to United States dollars.
1.6 Accounting Matters
     Unless otherwise stated, all financial accounting terms used in this Agreement in respect of the Company and its subsidiaries shall have the meanings attributable thereto under GAAP and all determinations of a financial accounting nature in respect of the Company and its subsidiaries required to be made shall be made in a manner consistent with GAAP consistently applied.
1.7 Knowledge
     In this Agreement, unless otherwise stated, references to “the knowledge of the Company” means the knowledge, after reasonable inquiry, of Norbert Dawalibi, Anastasia Chodarcewicz, Bruce Roesner, John Freund, Paul Chappelle and Wolf Bielas in their capacity as officers of the Company and its subsidiaries and not in their personal capacity.
1.8 Schedules
     The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	—	Continuance Resolution
Schedule B	—	Arrangement Resolution

Schedule C	—	Plan of Arrangement
Schedule D	—	Representations and Warranties of the Company
Schedule E	—	Representations and Warranties of Parent and Acquireco
1.9 Other Definitional and Interpretive Provisions
(a)	References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the meaning ascribed to them in this Agreement.

(d)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person.

(e)	References to a particular statute or law shall be to such statute or law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.
ARTICLE 2
THE ARRANGEMENT
2.1 Arrangement
     The Company, Parent and Acquireco agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.
2.2 Interim Order
     The Company agrees that as soon as reasonably practicable after the date hereof, but in any event in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3(1), the Company shall move in a manner reasonably acceptable to Acquireco pursuant to section 182 of the OBCA and, in cooperation with Acquireco, prepare, file and diligently pursue a motion for the Interim Order, which shall provide, among other things:
(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, each Company Share entitling the holder thereof to one vote on the Arrangement Resolution;

(c)	that, in all other respects, the terms, restrictions and conditions of the Company’s articles and by-laws as in effect as of the date hereof, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)	that the Company Meeting may be adjourned or postponed from time to time by the Company (subject to the terms of this Agreement) without the need for additional approval of the Court; and

(f)	confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order.
2.3 The Company Meeting
     (1) Subject to the terms of this Agreement and the Interim Order, the Company agrees to convene and conduct the Company Meeting as soon as reasonably practicable, with a target date for the Company Meeting of February 26, 2010, and in any event will hold the Company Meeting no later than March 12, 2010, in each case, in accordance with the Interim Order, the Company’s articles and by-laws as in effect on the date hereof and applicable Laws, and not postpone or adjourn (other than a postponement or adjournment not exceeding three business days for the purpose of attempting to obtain the requisite approvals as set out in Section 2.2(b)) or cancel the Company Meeting without Acquireco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) except as required for quorum purposes, or to comply with requirements of applicable Law (provided that the Company uses commercially reasonable efforts to comply with such Laws in a timely manner and excluding applicable Laws governing fiduciary duties, which the Parties hereby agree are otherwise addressed in this Agreement).
     (2) Subject to the terms of this Agreement, the Company will use commercially reasonable efforts to solicit proxies in favour of the Continuance Resolution and the Arrangement Resolution, including, if so requested by Acquireco (i) using dealer and proxy solicitation services requested by Acquireco and at Acquireco’s expense; and (ii) cooperating with any persons engaged by Acquireco to solicit proxies in favour of the Continuance Resolution and the Arrangement Resolution.
     (3) The Company will give notice to Acquireco of the Company Meeting and allow Acquireco’s representatives and legal counsel to attend the Company Meeting.

     (4) The Company will advise Acquireco, as Acquireco may reasonably request, and at least on a daily basis on each of the last seven business days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Continuance Resolution and the Arrangement Resolution.
     (5) The Company will promptly advise Acquireco of any written notice of dissent or purported exercise by any registered holder of Company Shares of Dissent Rights received by the Company in relation to the Continuance Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, will provide Acquireco with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any registered holder of Company Shares exercising or purporting to exercise Dissent Rights in relation to the Continuance Resolution. The Company shall not settle any claims with respect to Dissent Rights without the prior consent of Aquireco.
2.4 The Company Circular
     (1) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and complete, in consultation with Acquireco, the Company Circular together with any other documents required by the YBCA, OBCA, Securities Laws and other applicable Laws in connection with the Company Meeting, the Continuance and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Company Shareholder and other persons as required by the Interim Order and applicable Laws (for the purposes of this Section 2.4, “Company Circular” shall include such other documentation), in each case so as to permit the Company Meeting to be held within the time required by Section 2.3(1).
     (2) The Company shall ensure that the Company Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular will not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information furnished by Acquireco or its affiliates) and shall provide Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting. The Company Circular will include (i) subject to Article 7 and Section 8.2(1)(e), the unanimous recommendation of the Board that Company Shareholders vote in favour of the Continuance Resolution and the Arrangement Resolution and (ii) the Fairness Opinion.
     (3) Acquireco and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by Acquireco and its counsel, provided that all information relating solely to Acquireco included in the Company Circular shall be in form and content satisfactory to the Acquireco, acting reasonably.
     (4) Acquireco will furnish to the Company all such information concerning itself as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto, and Acquireco shall ensure that no such information will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular in order to make any information so furnished or any information concerning itself not misleading in light of the circumstances in which it is disclosed.
     (5) Each of Acquireco and the Company shall promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of Acquireco only with respect to Acquireco) that the Company Circular or any amendment or supplement thereto contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular, as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Company Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.
2.5 Continuance
     As soon as practicable following the approval of the Continuance Resolution at the Company Meeting, the Company shall take all steps necessary to give effect to the Continuance.
2.6 Final Order
     Subject to the terms of this Agreement, the Company shall as soon as reasonably practicable, and in any event no later than 3 business days after the Company Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 182 of the OBCA.
2.7 Court Proceedings
     Acquireco and the Company will cooperate in seeking the Interim Order and the Final Order, including by Acquireco providing to the Company on a timely basis any information required to be supplied by Acquireco in connection therewith. The Company will provide legal counsel to Acquireco with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. The Company will also provide legal counsel to Acquireco on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Acquireco’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall (i) require Acquireco to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases Parent or Acquireco’s obligations set forth in any such filed or served materials or under this

Agreement or (ii) limit the Company’s ability to take any and all steps, including the filing of all manner of documents with any Governmental Entity, to enforce its rights hereunder.
2.8 Articles of Arrangement and Effective Date
     The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule C, as it may be amended as provided for in this Agreement or the Plan of Arrangement. Subject to the Interim Order, the Final Order and any applicable Law, and without otherwise limiting Section 9.8 or the amendment provisions of the Plan of Arrangement, Acquireco will obtain the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed, in respect of any amendment to the Plan of Arrangement at any time prior to the Effective Time in order to add, remove or amend any steps or terms determined to be necessary or desirable by Acquireco, acting reasonably, including providing for the purchase of Company Shares by an affiliate of Parent, provided that the Plan of Arrangement shall not be amended in any manner which is (a) prejudicial to the Company Shareholders or other persons to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement or (b) creates a reasonable risk of delaying, impairing or impeding in any material respect the satisfaction of any condition set forth in Article 6 hereof.
     The Articles of Arrangement shall be filed by the Company with the Director on the later of (a) the first business day following the date on which the Final Order is received; and (b) the first business day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, provided that the Company shall not be required to file Articles of Arrangement with the Director unless it has received written confirmation of funding referred to in Section 2.9. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the OBCA. The closing of the transactions contemplated hereby will take place at the offices of Torys LLP, 79 Wellington Street West, Suite 3300, Toronto, Ontario or at such other location as may be agreed upon by the Parties.
2.9 Payment of Consideration
     Acquireco will, following receipt of the Final Order and prior to the filing by the Company of the Articles of Arrangement with the Director, (i) provide the Depository with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to Acquireco and the Company, acting reasonably) to pay the Consideration for all of the Company Shares to be acquired pursuant to the Arrangement, (ii) at the Company’s request provide the Depository, on behalf of the Company, with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to Acquireco and the Company, acting reasonably) to pay the Option Amount for all of the Options to be cancelled pursuant to the Arrangement; and (iii) pay the Credit Agreement Indebtedness Amount as specified in the payout letters or other written confirmation set out in Section 6.2(e).

2.10 Public Communications
     The Parties agree that, from the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement, except as required by Laws, none of the Company, Parent or Acquireco shall make any public announcement or public statement with respect to the Arrangement, the Continuance or this Agreement without the consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed. Each Party agrees to give prior notice to the other Parties of any public announcement as permitted herein relating to the Arrangement, Continuance or the Agreement and agrees to consult with the other Parties, and acting reasonably and in good faith, to consider comments provided by the other Parties prior to issuing each such public announcement. The Company and Parent agree to use reasonable best efforts to jointly develop and implement a communications strategy to discuss the Arrangement and its impact with the Company’s customers and suppliers.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1 Representations and Warranties
     Except as disclosed in the Company’s Public Disclosure Record, the Company hereby represents and warrants to and in favour of Parent and Acquireco as set forth in Schedule D hereto. Any investigation by Acquireco shall not mitigate or diminish the representations and warranties of the Company, as same may be qualified.
3.2 Disclaimer of Additional Representations and Warranties
     Parent and Acquireco agree and acknowledge that the neither the Company nor any other persons on behalf of the Company makes any representation or warranty, express or implied, other than as set forth in this Agreement.
3.3 Survival of Representations and Warranties
     The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIRECO
4.1 Representations and Warranties
     Parent and Acquireco hereby represent and warrant to and in favour of the Company as set forth in Schedule E hereto. Any investigation by the Company shall not mitigate or diminish the representations and warranties of Parent and Acquireco, as same may be qualified.

4.2 Disclaimer of Additional Representations and Warranties
     The Company agrees and acknowledges that neither Parent, nor Acquireco, nor any other persons on behalf of Parent or Acquireco makes any representation or warranty, express or implied, other than as set forth in this Agreement.
4.3 Survival of Representations and Warranties
     The representations and warranties of Parent and Acquireco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 5
COVENANTS OF COMPANY AND ACQUIRECO
5.1 Covenants of the Company Regarding the Conduct of Business
     The Company covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, or unless Acquireco shall consent in writing (such consent not to be unduly withheld, conditioned or delayed) or except as is otherwise expressly permitted or specifically contemplated by this Agreement or the Arrangement or except as is otherwise required by applicable Law:
(a)	except as set forth in Schedule 5.1(a) of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business, and the Company and its subsidiaries shall not take any action except in the ordinary course of business and consistent with past practice, and the Company shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships;
(b)	the Company shall promptly notify Acquireco in writing of: (i) any circumstance or development that is or could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect, or (ii) any change in any material fact set forth in the Company Disclosure Letter;
(c)	the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Company Shares owned by any person or the securities of any subsidiary owned by a person other than the Company or its subsidiaries, other than dividends or other distributions or payments between two or more wholly-owned subsidiaries of the Company or between any of its wholly-owned subsidiaries and the Company; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of the Company or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Company or its subsidiaries, other than (A) the issuance of Company Shares pursuant to the outstanding rights to acquire Company Shares pursuant to the Stock Option Plan, as set forth in Schedule 5.1(c) of the Company Disclosure Letter and (B) transactions not involving Company Shares between two or more wholly-owned subsidiaries of the Company or between the Company and any of its wholly-owned subsidiaries; (iv) redeem, purchase or otherwise acquire any of its outstanding securities other than as may be required by the terms of such securities or in transactions not involving Company Shares between two or more Company wholly-owned subsidiaries or between the Company and a Company wholly-owned subsidiary; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its subsidiaries; (vii) split, combine or reclassify any of the Company Shares or shares of a subsidiary; (viii) reorganize, amalgamate or merge with any other person; or (ix) enter into, modify or terminate any Contract with respect to any of the foregoing;
(d)	the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) sell, pledge, lease, license, dispose of, encumber or otherwise transfer any interest in, any assets of the Company or of any subsidiary other than inventory in the ordinary course of business; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries) or property transfer, or purchase of any property or assets of any other person (other than a wholly-owned subsidiary); (iii) incur, extend, renew or replace any Financial Indebtedness of the Company and/or its subsidiaries, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, or make any loans or advances (other than to or for wholly-owned subsidiaries); (iv) pay, discharge or satisfy any material liabilities or obligations before the same become due in accordance with their terms, other than the payment, discharge or satisfaction of liabilities (other than Financial Indebtedness) reflected or reserved against in the Company Financial Statements; (v) settle any material litigation or claims (except in relation to Taxes); (vi) waive, release, grant or transfer any rights of material value; (vii) expend or commit to expend any amounts with respect to capital expenditures (that are, in the aggregate, in excess of $100,000); (viii) make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by GAAP or by applicable Law; (ix) enter into any contracts or other transactions with any officer or director of the Company or any of its subsidiaries; or (x) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;
(e)	other than as necessary to comply with Company Plans, Employment Contracts or Contracts existing as of the date hereof and set forth in Schedule 5.1(e) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries shall grant to any officer or director of the Company or any of its subsidiaries an increase in compensation in any form, grant any general salary increase, take any action with respect to the grant of any severance or termination pay to or enter into, or vary, any employment agreement with any officer or director of the Company or any of its subsidiaries, increase any benefits payable to any officer or director of the Company or its subsidiaries under its current severance or termination pay policies, or adopt or materially amend any Company Plan;
(f)	at the request of the Parent or Acquireco, Sirit Corp. (Texas), the Company or the applicable subsidiary, as the case may be, shall adopt a resolution terminating the Sirit Corp. 401(k) Plan, the RSI ID Technologies Inc. 401K Profit Sharing Plan and Trust, and any profit sharing plan maintained by SAMys (US) Inc. or its existing or former affiliates, each to be effective as of the Effective Time;

(g)	the Company shall use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company and any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of internationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of the Company or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(h)	except as set forth in Schedule 5.1(h) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries to enter into, extend, amend, renew or terminate, or agree to any waiver or consent in respect of, any Material Contract or any Real Property Lease, or any amendment of any of the foregoing;

(i)	the Company shall not, and shall not permit any of its subsidiaries to, commence any litigation (other than litigation in connection with the collection of accounts receivable, to enforce the terms of this Agreement or the Confidentiality Agreement or as a result of litigation commenced against the Company or any of its subsidiaries);

(j)	subject to applicable Laws, the Company shall consult in good faith on a reasonably regular basis with Acquireco to report material, individually or in the aggregate, operational, business and financial developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Acquireco pursuant to procedures reasonably requested by Acquireco; provided, however, that no such consultation shall alter or amend the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement;

(k)	the Company shall not, and shall not permit any of its subsidiaries to (i) make, rescind or change any election with respect to Taxes, or (ii) file any amended Returns, or waive or extend the statute of limitations relating to any Taxes of the Company or any of its subsidiaries, or (iii) other than in the ordinary course of business and consistent with past practice, enter into any closing agreement regarding Taxes, surrender any right to claim a material refund of Taxes or amend any of its transfer pricing policies; and
(l)	at the request of the Parent or Acquireco, the Company shall obtain as soon as practicable a license pursuant to the UHF RFID licensing program administered by Sisvel UHF RFID, LLC on behalf of RFID Consortium, LLC.
5.2 Covenants of the Company Regarding the Arrangement
     The Company shall perform, and shall cause its subsidiaries to perform, all obligations required to be performed by the Company or any of its subsidiaries under this Agreement, co-operate with Acquireco in connection therewith, and do all such other reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its subsidiaries to:
(a)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Company’s obligations hereunder as set forth in Article 6 to the extent the same are within its control and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using commercially reasonable efforts to: (i) effect all necessary registrations, filings and submissions of information requested by Governmental Entities or otherwise required to be effected by the Company or its subsidiaries in connection with the Arrangement (including for greater certainty any required filings with the Federal Communications Commission); and (ii) co-operate with each of Parent and Acquireco in connection with its performance of its obligations hereunder. Subject to the terms and conditions herein provided, the Company shall not knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;
(b)	use commercially reasonable efforts to obtain from each member of the Board of Directors customary mutual releases from all claims and potential claims in respect of the period prior to the Effective Time, in form satisfactory to Acquireco and the Company, acting reasonably;
(c)	use commercially reasonable efforts to obtain, all consents, waivers or approvals under all Contracts set forth in Schedule 5.2(c) of the Company Disclosure Letter, including waivers required in connection with any change of control provisions contained in any agreements or other arrangements with respect to Financial Indebtedness of the Company or any of its subsidiaries;
(d)	use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Company or its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and give Acquireco the opportunity to participate in the defence or settlement of any such proceedings and not agree to any settlement in connection with any such proceeding without Acquireco’s prior consent (such consent not to be unreasonably withheld or delayed); and
(e)	except as prohibited by applicable Laws, promptly notify Acquireco of the occurrence of any of the following or any matter or event that has resulted, or is reasonably likely to result, in (i) any condition to the transactions contemplated hereby and set forth in Section 6.2 not being satisfied; (ii) the failure of the Company to perform any obligation to be performed by it under this Agreement such that any condition set forth in Article 6 would not be satisfied; (iii) any notice or other communication from any person in connection with the Arrangement or any of the other transactions contemplated in this Agreement (excluding any notices or communications relating to an Acquisition Proposal or Superior Proposal, which the Parties agree are dealt with in Article 7), and a copy of any such notice or communication (if in written form) shall be promptly furnished to Acquireco; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed in the Company Disclosure Letter, or that relate to the consummation of the Arrangement or any of the other transactions contemplated by this Agreement; and (v) any notice with respect to any agreements or other arrangements with respect to Financial Indebtedness of the Company or any of its subsidiaries; provided, however, that, in each case, no such notification shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
5.3 Covenants of Acquireco Regarding the Performance of Obligations
     Each of the Parent and Acquireco shall perform all obligations required to be performed by it under this Agreement, co-operate with the Company in connection therewith, and do all such other reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Parent and Acquireco shall:
(a)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using commercially reasonable efforts to: (i) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (ii) co-operate with the Company in connection with the performance by it and its subsidiaries of their obligations hereunder. Subject to the terms and conditions herein provided, Acquireco shall not knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; and
(b)	take all necessary action to ensure that Acquireco has sufficient funds to carry out its obligations under this Agreement, the Plan of Arrangement and the other elements of the transaction and to pay related fees and expenses and Acquireco shall, on or before the Effective Date, provide the Depository with sufficient funds to (i) pay in full the aggregate Consideration for all Company Shares and (ii) pay the Option Amount for the Options to be cancelled pursuant to the Arrangement.
5.4 Mutual Covenants
     (1) Subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:
(a)	obtaining and maintaining all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement;
(b)	taking appropriate action to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and to defend, or cause to be defended, any proceeding to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby; and
(c)	carrying out the terms of the Interim Order and Final Order applicable to it and using commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its subsidiaries with respect to the transactions contemplated hereby.
5.5 Performance of Acquireco
     Subject to the terms and conditions of this Agreement, Parent will cause Acquireco to comply with all of its obligations arising under this Agreement and the Arrangement contemplated herein, including any payments made in respect of the acquisition by Acquireco of any Common Shares, or the cancellation of any Options, under the Arrangement.

ARTICLE 6
CONDITIONS
6.1 Mutual Conditions Precedent
     The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:
(a)	the Arrangement Resolution shall have received the Requisite Approval at the Company Meeting in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with the Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company and Acquireco, acting reasonably, on appeal or otherwise;

(c)	the Continuance Resolution shall have been approved by two-thirds of the votes cast in respect of the Continuance Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, and the Company shall have obtained the Articles of Continuance;

(d)	no statute, rule, regulation or order shall have been enacted or temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been entered or issued, by any Government Authority in each case that has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement; and

(e)	this Agreement shall not have been terminated in accordance with its terms.
6.2 Additional Conditions Precedent to the Obligations of Acquireco
     The obligations of Parent and Acquireco to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver of each of the following conditions precedent (each of which is for the benefit of Parent and Acquireco and may be waived by Parent and Acquireco):
(a)	all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects (except for the covenants to be performed under Section 7.7(1)(b) which shall have been duly performed by the Company in all respects) and Parent and Acquireco shall have received a certificate of the Company addressed to Parent and Acquireco and dated the Effective Date, signed on behalf of the Company by a senior executive officer of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;
(b)	the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except (i) for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, (ii) other than in the case of representations and warranties referred to in clause (iii) below of this Section 6.2(b), where the failure or failures of such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not have had or would not reasonably be expected to have a Material Adverse Effect and (iii) in the case of the representations and warranties set forth in Section (f) of Schedule D hereto, such representations and warranties shall be true and correct in all respects); and Parent and Acquireco shall have received a certificate of the Company addressed to Parent and Acquireco and dated the Effective Date, signed on behalf of the Company by a senior executive officer of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;
(c)	the Key Employee Incentive Plan of the Company dated January 14, 2005 and as amended by the Board of Directors on April 21, 2005 and February 12, 2007 (the “Key Employee Incentive Plan”) shall have been terminated in accordance with the Plan of Arrangement, without payment of any additional consideration or amounts in respect of such termination; provided that the Consideration at the Effective Time has not been amended to be increased to an amount equal to or greater than $0.45, in which case the Key Employee Incentive Plan shall be terminated following payment of the amounts required to be paid thereunder;
(d)	all outstanding Options will be cancelled and the Stock Option Plan shall have been terminated, each in accordance with and following payment of the amounts required by, the Plan of Arrangement;
(e)	Acquireco shall have received payout letters or other written confirmation in form satisfactory to Acquireco, acting reasonably, of the repayment at the Effective Time of any indebtedness outstanding under the Credit Agreement (the “Credit Agreement Indebtedness Amount”), and termination of the Credit Agreement upon such repayment;
(f)	the Company shall have received, in form satisfactory to Acquireco, acting reasonably, all authorizations, consents, approvals, licenses, permits, orders and waivers from any Person and provided all notices required with respect to the Continuance or the Arrangement, including for greater certainty the amalgamations contemplated in the Plan of Arrangement, and as set forth in Schedule (d) of the Company Disclosure Letter;

(g)	since the date hereof, there shall not have been or occurred a Material Adverse Effect; and
(h)	holders of Company Shares representing in excess of 5% of the outstanding Company Shares shall not have exercised Dissent Rights or have instituted proceedings to exercise Dissent Rights.
6.3 Additional Conditions Precedent to the Obligations of the Company
     The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver of the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):
(a)	all covenants of Parent and Acquireco under this Agreement to be performed on or before the Effective Time shall have been duly performed by Parent and Acquireco in all material respects and the Company shall have received a certificate of Parent and Acquireco addressed to the Company and dated the Effective Date, signed on behalf of Parent and Acquireco by a senior executive officer of Parent and Acquireco (on behalf of Parent and Acquireco and without personal liability), confirming the same as at the Effective Date;
(b)	the representations and warranties of Parent and Acquireco set forth in this Agreement shall be true and correct in all respects without regard to any materiality qualifications contained in them as of the Effective Time as though made on and as of the Effective Time, except (i) to the extent that such failure to be true and correct would not have a material adverse effect on the ability of Acquireco to consummate the Arrangement and perform its obligations hereunder, and (ii) for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date and the Company shall have received a certificate of Parent and Acquireco addressed to the Company and dated the Effective Date, signed on behalf of Parent and Acquireco by a senior executive officer of Parent and Acquireco (on behalf of Parent and Acquireco and without personal liability), confirming the same as at the Effective Date; and
(c)	Acquireco shall have deposited or caused to be deposited with the Depository in escrow, and the Depositary shall have delivered to the Company a signed receipt acknowledging the receipt of, the funds required (i) to effect payment in full of the Consideration to be paid for the Company Shares and (ii) to pay the Option Amount for the Options to be cancelled pursuant to the Arrangement.
6.4 Satisfaction of Conditions
     The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between Acquireco and the Depository, all funds held in escrow by the Depository pursuant to Section 2.9 hereof shall be deemed to be released from escrow when the Certificate of Arrangement is issued by the Director.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1 Notice and Cure Provisions
     No Party may elect not to complete the transactions contemplated pursuant to the conditions set forth herein or any termination right arising therefrom and no payments are payable as a result of such election pursuant to Section 7.4 unless forthwith and in any event prior to the Effective Time, the Party intending to rely thereon has delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or termination right, as the case may be. If any such notice is delivered with respect to a breach of covenant, representation or warranty in this Agreement that is capable of being cured, provided that a Party is proceeding diligently to cure such matter, no Party may terminate this Agreement other than pursuant to Section 8.2(1)(h) until the expiration of a period ending the earlier of the following: (i) 10 days from such notice and (ii) the Outside Date if such matter has not been cured by such date.
7.2 Non-Solicitation
     (1) The Company shall not, directly or indirectly, through any person, and shall cause its subsidiaries not to: (i) solicit, assist, initiate, knowingly encourage or otherwise facilitate any inquiries or proposals, whether publicly or otherwise, regarding an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or offer or provide access to the business, properties, assets, books or records of the Company or any of its subsidiaries or otherwise cooperate in any way with, any proposals or offers or any other efforts or attempts that constitute, or may lead to, an Acquisition Proposal, (iii) withdraw, qualify or modify (or propose to do so), the approval of the Board of Directors of the Arrangement, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of more than five business days shall be considered to be a violation of this Section 7.2), or (v) accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal; provided that nothing contained in this Agreement shall prevent the Board of Directors, during the period commencing on the date hereof and ending prior to obtaining the Requisite Approval of the Arrangement Resolution by the Company Shareholders, from entering into an agreement and changing or withdrawing its recommendation of this Agreement or the Arrangement (subject to compliance with Section 8.2(1)(e) and Section 7.3) in respect of an Acquisition Proposal that the Board of Directors has concluded in good faith constitutes a Superior Proposal, or engaging in discussions or negotiations with or furnishing information to (subject to compliance with Section 7.2(4)) any person who has made a written Acquisition Proposal that the Board of Directors determines in good faith after consultation with its financial advisors and its outside counsel would reasonably be expected to lead to a Superior Proposal.

     (2) The Company shall, and shall cause its subsidiaries and the officers, directors, employees, representatives and agents of the Company and its subsidiaries to, immediately terminate any existing discussions or negotiations with any parties (other than Parent and its affiliates) with respect to any proposal or matter that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company agrees not to release (or waive or otherwise forbear in the enforcement of) any third party (other than Parent and its affiliates) from any existing or subsequent confidentiality agreement (including, for greater certainty, any standstill provisions. The Company represents and warrants that as of the date of this Agreement (i) other than as disclosed in Schedule 7.2(2) of the Company Disclosure Letter, it has not entered into any confidentiality agreements since January 1, 2008 (other than the Confidentiality Agreement) and (ii) it has not waived any standstill provisions in effect as of the date of this Agreement, whether contained in a confidentiality agreement or otherwise, for any person, other than Acquireco. The Company shall promptly request the destruction of all information provided to any third party which, at any time since January 1, 2009, has entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreement.
     (3) The Company shall promptly (and in any event within 24 hours) notify Acquireco of (i) any Acquisition Proposal or inquiry that could lead to an Acquisition Proposal, in each case received after the date hereof, (ii) any amendments to an Acquisition Proposal, (iii) any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or which request could reasonably be expected to lead to an Acquisition Proposal, and (iv) any request for access to the properties, books or records of the Company or any of its subsidiaries by any person that informs the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Any such notice shall include the identity of the person making the Acquisition Proposal or inquiry and a description of the material terms and conditions of any such Acquisition Proposal or amendment or inquiry (and a copy thereof, if in writing). The Company shall keep Acquireco informed of any change to the material terms of any such Acquisition Proposal (as amended, if applicable) and any material changes to the nature of any such inquiry.
     (4) If at any time following the date of this Agreement and prior to obtaining the Requisite Approval of the Arrangement Resolution by the Company Shareholders, the Company receives a request for material non-public information from a person who proposes an Acquisition Proposal and the Board of Directors determines in good faith after consultation with its financial advisors and its outside counsel that such proposal would be reasonably likely to lead to a Superior Proposal, then, and only in such case, the Board of Directors may provide such person with access to information regarding the Company, subject to the execution by such person of a confidentiality agreement having a standstill provision with a term of not less than six months and other terms not more favourable to such person than the equivalent terms of the Confidentiality Agreement and the standstill provision set out in section (i) of the letter of intent dated December 3, 2009 between the Company and Parent (provided that the Board of Directors may permit such person to make an Acquisition Proposal if the Board of Directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith that doing so could reasonably be expected to lead to a Superior Proposal), and provided that

Acquireco is promptly provided with a list and copies of all information provided to such person not previously provided to Acquireco and is promptly provided with access to information similar to that which was provided to such person and is promptly and regularly provided with a reasonably detailed update on the content and status of the discussions with such person.
     (5) The Company shall ensure that its officers and directors and those of its subsidiaries and any financial or other advisors or representatives retained by it are aware of the provisions of this Section 7.2, and it shall be responsible for any breach of this Section 7.2 by any such person or its advisors or representatives.
7.3 Notice of Superior Proposal Determination and Right to Match
     (1) Subject to Section 7.3(2), (3) and (4), if the Board of Directors has concluded in good faith that any Acquisition Proposal constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.2(1)(e) and the Board of Directors may recommend such Superior Proposal to the Company Shareholders or change or withdraw its recommendation relating to the Agreement or the Arrangement after such termination and may enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided the Company shall have first:
(a)	delivered written notice to Parent of the Company’s determination, subject only to compliance with this Section 7.3, to accept, approve, recommend or enter into a binding agreement to proceed with a Superior Proposal and to terminate this Agreement pursuant to Section 8.2(1)(e);

(b)	complied with its obligations under Section 7.2 and the other provisions of this Article 7 and has provided Acquireco with a copy of the Superior Proposal (together with a written notice regarding the value and financial terms that the Board of Directors has in consultation with its financial advisors ascribed to any non-cash consideration offered under the said Superior Proposal);

(c)	allowed a period (the “Response Period”) of five business days to have lapsed from the date on which notice is delivered to Parent pursuant to Section 7.3(1)(a);

(d)	if Acquireco has proposed to amend the terms of this Agreement in accordance with Section 7.3(2), determined that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account the amendments;

(e)	terminated, or shall concurrently terminate, this Agreement pursuant to Section 8.2(1)(e); and

(f)	previously paid, or concurrently with termination will have paid, a portion of the Termination Fee in accordance with Section 7.4.
     (2) During the Response Period, Acquireco will have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors will review any such proposal by Acquireco to amend the terms of the Agreement, including an increase in, or modification of, the consideration to be received by the Company Shareholders, to determine whether the Acquisition Proposal to which Acquireco is responding would be a Superior Proposal when assessed against the Agreement as it is proposed by Acquireco to be amended. If the Board of Directors does not so determine, the Board of Directors will promptly, and, if requested by Acquireco to do so, publicly, reaffirm its recommendation of the transactions contemplated under this Agreement in the same manner as described in Section (a) of Schedule D hereto. If the Board of Directors does so determine, the Company may after the end of the Response Period approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.
     (3) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and the Company shall be required to comply with Section 7.3(1) and (2) in respect of each such Acquisition Proposal.
     (4) If the Response Period would not terminate before the date fixed for the Company Meeting, the Company shall adjourn the Company Meeting to a date that is at least one business day after the expiration of the Response Period.
7.4 Agreement as to Damages
     (1) Notwithstanding any other provision hereof relating to the payment of fees, including the payment of brokerage fees, if:
(a)	the Agreement is terminated either by the Company or Acquireco pursuant to Section 8.2(1)(a) in circumstances where the Arrangement Resolution did not receive the Requisite Approval at the Company Meeting in accordance with the Interim Order (as contemplated in Section 6.1(a)), but only if prior to the Company Meeting an Acquisition Proposal shall have been made to the Company Shareholders or any person shall have publicly announced an intention to make an Acquisition Proposal, and within twelve months of termination of this Agreement, any person or company either (a) acquires, directly or indirectly, more than 50% of the issued and outstanding Company Shares or consolidated assets of the Company or (b) enters into a definitive agreement to acquire, directly or indirectly, more than 50% of the issued and outstanding Company Shares or consolidated assets of the Company; or
(b)	Acquireco shall have terminated this Agreement pursuant to Section 8.2(1)(c) on the basis of (i) any breach by the Company of Section 7.3; (ii) any breach by the Company of Section 7.2, other than an inadvertent breach of Section 7.2 which breach has not (A) resulted in a Material Adverse Effect, (B) resulted in, or otherwise lead to, the receipt of an Acquisition Proposal by the Company, or (C) resulted in the delivery of any confidential information of the Company to a third party, and (iii) any breach by the Company of any other covenant, which breach would, or could reasonably be expected to, prevent the ability of the Company to consummate the transactions contemplated by this Agreement; or

(c)	Acquireco shall have terminated this Agreement pursuant to Section 8.2(1)(d);
(d)	the Company shall have terminated this Agreement pursuant to Section 8.2(1)(e); or
(e)	Acquireco shall have terminated this Agreement pursuant to Section 8.2(1)(g);
then the Company shall pay, or cause to be paid, to Parent (or as Parent may direct by notice in writing), the amount of $1,500,000 (the “Termination Fee”). The Termination Fee shall be paid in immediately available funds to an account designated by Parent as follows: (i) in the case of paragraph (a) above, on the date which is the earlier of (A) the date on which an Acquisition Proposal is completed, and (B) twelve months from the date on which this Agreement is terminated; (ii) in the case of paragraph (b) and (c) or (e) above, within two business days of such termination; and (iii) in the case of paragraph (d) above, a portion of the Termination Fee equal to $750,000 will be payable prior to the effective termination of this Agreement in accordance with Section 7.3, and the balance shall be payable on the date which is the earlier of (A) the date on which an Acquisition Proposal is completed, and (B) 120 days from the date on which this Agreement is terminated.
     (2) Notwithstanding any other provision hereof relating to the payment of fees, if the Company shall have terminated this Agreement pursuant to Section 8.2(1)(b) on the basis of any breach by the Parent or Acquireco of any of its covenants, which breach would, or could reasonably be expected to, prevent the ability of Acquireco to consummate the transactions contemplated by this Agreement, then the Parent shall pay, or cause to be paid, to the Company (or as the Company may direct by notice in writing), within two business days of the date this Agreement is terminated, the amount of $1,500,000 in immediately available funds.
     (3) Each Party acknowledges that the payment amounts set out in this Section 7.4 represent a payment of liquidated damages that is a genuine pre-estimate of the damages that the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty. The Parties irrevocably waive any right they may have to raise as a defence that any such liquidated damages are excessive or punitive. No Party shall be obligated to make more than one payment pursuant to this Section 7.4.
7.5 Fees and Expenses; Other Payments
     Each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.
7.6 Injunctive Relief and Specific Performance
     The Parties acknowledge and agree that an award of money damages would be inadequate remedy for any breach of this Agreement by any Party and that such breach would cause the non-breaching party irreparable harm. The Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching party will be entitled to obtain equitable relief, including injunctive relief and specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to each of the Parties. In the event that either Parent, Acquireco or the Company becomes liable to make a payment under Section 7.4, there will be no liability attributable to any shareholder, director, officer, employee, advisor or representative of Parent, Acquireco, the Company, or any affiliate thereof.
7.7 Access to Information; Confidentiality Agreement
     (1) Subject to the restrictions imposed by any applicable Laws, from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, (a) the Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Parent and Acquireco and the officers, employees, agents and representatives of Parent and Acquireco such access as they may reasonably require at all reasonable times for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records, and Contracts, provide all data and information which Parent or Acquireco may reasonably request for this purpose which is reasonably available to the Company and otherwise co-operate with Parent’s review in this regard; and (b) without limiting the foregoing, during the period ending 7 business days from the date hereof, the Company shall, and shall cause its subsidiaries to, afford to Parent and Acquireco, and the officers, employees, agents and representatives of Parent and Acquireco, access, as they or their legal advisors may reasonably require at all reasonable times in connection with Parent’s review and investigation of regulatory matters and the foreign operations of the Company or its subsidiaries, to three members of management of the Company or its subsidiaries specified by Parent and to the books and records of the Company and its subsidiaries, and to provide all data and information of the Company or its subsidiaries which Parent and Acquireco may reasonably request for this purpose and which is reasonably available to the Company, and to otherwise co-operate with Parent’s review and investigation in this regard. The Parties acknowledge and agree that information furnished pursuant to this Section 7.7 shall be subject to the terms and conditions of the Confidentiality Agreement;
     (2) Parent and Acquireco acknowledge that the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of the Agreement. The Company and its Board of Directors consents to, and waives, the provisions of section (i) of the letter of intent dated December 3, 2009 between the Company and Parent with respect to the consummation of the transactions contemplated herein.
7.8 Insurance
     (1) Parent agrees that it will directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its subsidiaries (each an “Indemnified Person”) which will survive the completion of the Arrangement.

     (2) Prior to the Effective Time, the Company shall and, if the Company is unable to Acquireco shall cause the Company as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ insurance policies for a claims reporting or run-off and extended reporting period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company’s and its subsidiaries’ existing policies; provided that there shall be no obligation to purchase or maintain D&O Insurance to the extent that the premium therefor exceeds 300% of the premiums currently in effect.
     (3) If the Company or Acquireco or any of their successors or assigns shall: (a) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity; or (b) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of the Company or Acquireco, as the case may be, shall assume all of the obligations set forth in this Section 7.8.
     (4) The provisions of this Section 7.8 are intended for the benefit of, and will be enforceable by, each insured or Indemnified Person described in Section 7.8(1), his or her heirs and his or her legal representatives and, for such purpose, the Parties hereby confirm that, in negotiating and agreeing with the provision of this Section 7.8, the Company is acting as agent and trustee on their behalf.
7.9 Restructuring
     (1) Each of the Company and its subsidiaries, as the case may be, shall, prior to the Effective Date, use reasonable efforts to co-operate with Parent and Acquireco in structuring, planning and implementing any reorganization of their respective capital, assets and structure as Parent and Acquireco may reasonably request, provided that (i) Parent and Acquireco shall provide written notice to the Company of any proposed reorganization at least ten days prior to the Effective Time; (ii) any such requested co-operation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or delay, impair or prevent the completion of the Arrangement; (iii) the Company and its subsidiaries shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any such action; (iv) Parent and Acquireco shall pay and be responsible for the implementation costs and any direct or indirect costs and liabilities thereof, including employment costs, Taxes and liabilities, that may be incurred to unwind any such reorganization if the Arrangement is not completed, including out-of-pocket costs and expenses for filing fees and external counsel and auditors, which may be incurred; (v) such co-operation does not require the directors, officers, employees or agents of the Company and its subsidiaries to take any action in any capacity other than as a director, officer or employee, as the case may be; (vi) in no circumstances shall the Company or its subsidiaries be required to take any action if the Board of

Directors, in its opinion determines that taking such action would be in breach of applicable Laws; and (vii) the effectiveness of any such reorganization shall occur (a) not more than two days prior to the Effective Time, and (b) after Acquireco shall have confirmed in writing that all conditions in Sections 6.1 and 6.2 have been satisfied or waived by Acquireco and the Company shall have confirmed in writing that all conditions in Sections 6.1 and 6.3 have been satisfied or waived by the Company; and provided further that it is agreed and understood that no such actions shall be considered to constitute a breach of the representations or warranties or covenants of the Company under this Agreement. In no event shall completion of any reorganization requested by Parent and Acquireco pursuant to this Section 7.9 be a condition to completion of the Arrangement.
     (2) The Company shall co-operate with Parent and Acquireco and provide support for any net operating loss, non-capital loss, net capital loss, adjusted cost base and other tax attributes of the Company and its subsidiaries that may be necessary in connection with the pre-closing reorganization, the Arrangement or otherwise, and the Company shall co-operate with Parent and Acquireco to determine the nature of any pre-closing reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.
7.10 Withholding Rights
     Notwithstanding anything in this Agreement or the Plan of Arrangement to the contrary, the Company, the Depository, Acquireco or one or more affiliates or subsidiaries of Acquireco, as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Plan of Arrangement to any Company Shareholder or holder of Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act, the Code, or any provision of applicable local, state, provincial or foreign Tax Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the former holder of the Company Shares or Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable Laws.
ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER
8.1 Term
     This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, provided that if the Effective Time occurs, the agreements in Section 7.8 shall survive the Effective Time in accordance with their terms.
8.2 Termination
     (1) This Agreement may:

(a)	subject to Section 7.1, be terminated either by the Company or Acquireco if any condition in Section 6.1 becomes incapable of being satisfied in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such terminating Party;

(b)	subject to Section 7.1, be terminated by the Company if any condition in Section 6.3 becomes incapable of being satisfied in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Company;

(c)	subject to Section 7.1, be terminated by Acquireco if any condition in Section 6.2 becomes incapable of being satisfied in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Acquireco;

(d)	be terminated by Acquireco if the Board of Directors shall have: (i) withdrawn or modified in a manner adverse to Acquireco its approval or recommendation of the Arrangement (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of more than five business days shall be considered an adverse modification), (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(4)) or (iii) failed to publicly recommend or reaffirm its approval of the Arrangement, after an Acquisition Proposal shall have been made to the Company Shareholders or any person shall have publicly announced an intention to make an Acquisition Proposal, within five business days of any written request by Acquireco, acting reasonably (or in the event that the Company Meeting is scheduled to occur within such five business day period, prior to the date of such meeting);

(e)	be terminated by Company in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(4)), subject to compliance with Sections 7.2 and 7.3;

(f)	be terminated either by Acquireco or the Company if the Effective Time does not occur on or prior to the Outside Date, provided that the failure of the Effective Time to so occur is not the result of the breach of a representation, warranty or covenant by the Party terminating this Agreement;

(g)	be terminated by Acquireco if the Company Meeting is not convened and held on or before March 12, 2010;

(h)	be terminated either by Acquireco or the Company if the Arrangement Resolution shall have failed to receive the Requisite Approval at the Company Meeting in accordance with the Interim Order or the Continuance Resolution shall have failed to be approved at the Company Meeting;

(i)	be terminated by either Acquireco or the Company if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable; or
(j)	be terminated by the written agreement of the Parties;
in each case, prior to the Effective Time.
     (2) If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in Sections 7.4, 7.5, 7.6, and 7.7 and 7.8 and Article 9, and provided that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party from any liability for any willful breach by it of this Agreement.
8.3 Waiver
     Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all Parties and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.
ARTICLE 9
GENERAL PROVISIONS
9.1 Notices
     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic transmission (with hard copy delivery of such notice to follow as soon as practicable thereafter), or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to Parent or Acquireco:
Federal Signal Corporation
1415 W. 22nd Street
Oak Brook, Illinois
60523
Attention: Jennifer L. Sherman, Senior Vice President and General Counsel
Facsimile: 866.229.4459
e-mail: jsherman@federalsignal.com
with a copy to:
Torys LLP
79 Wellington Street W.
Suite 3000
Toronto, Ontario
M5K 1N2
Attention: Michael Pickersgill
Facsimile: 416.865.7380
e-mail: mpickersgill@torys.com
(b)	if to the Company:
Sirit Inc.
372 Bay Street
Suite 1100
Toronto, Ontario
M5H 2W9
Attention: Norbert Dawalibi, Chief Executive Officer
Facsimile: 416.367.1435
e-mail: ndawalibi@sirit.com
with a copy to:
Gowling Lafleur Henderson LLP
1 First Canadian Place
Suite 1600, 100 King Street West
Toronto, Ontario
M5X 1G5
Attention: Alan James
Facsimile: 416.862.7661
e-mail: alan.james@gowlings.com

9.2 Governing Law
     This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement.
9.3 Third Parties
     Nothing contained in this Agreement, express or implied is intended to or shall confer on any other person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 7.8.
9.4 Time of Essence
     Time shall be of the essence in this Agreement.
9.5 Entire Agreement, Binding Effect and Assignment
     This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.
     This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Voting Agreement, the Confidentiality Agreement and section (i) of the letter of intent dated December 3, 2009 between the Company and Parent constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party; provided, however, that Parent in its sole discretion may assign any or all of Acquireco’s rights, interests and/or obligations under this Agreement to any direct or indirect subsidiary or any affiliate of Parent.
9.6 Severability
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7 Counterparts, Execution
     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
9.8 Amendments
     This Agreement and, without limiting the terms of the Plan of Arrangement, the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(d)	modify any mutual conditions precedent herein contained.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Acquireco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FEDERAL SIGNAL CORPORATION
By:	/s/ Jennifer Sherman
	Name:	Jennifer Sherman
	Title:	Senior Vice President

1815315 ONTARIO LIMITED
By:	/s/ Jennifer Sherman
	Name:	Jennifer Sherman
	Title:	President and Secretary

SIRIT INC.
By:	/s/ Norbert Dawalibi
	Name:	Norbert Dawalibi
	Title:	President and Chief Executive Officer

Schedule A
To the Arrangement Agreement
Continuance Resolution
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.	Sirit Inc. (the “Corporation”) continue as a corporation under and in accordance with the Business Corporations Act (Ontario) (the “OBCA”) and any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to make an application to the Yukon Registrar of Corporations for a certificate of discontinuance in accordance with section 191 of the Business Corporations Act (Yukon) (the “YBCA”) and to execute and deliver such other documents as are necessary or desirable to the Yukon Registrar of Corporations under the YBCA to carry out the foregoing.
2.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to apply to the director under the OBCA for the continuance of the Corporation, and to execute and deliver articles of continuance and such other documents as are necessary or desirable to the director under the OBCA or the Yukon Registrar of Corporations under the YBCA to carry out the foregoing.
3.	The directors of the Corporation are authorized, in their discretion, to abandon the application for continuation of the Corporation under the OBCA without further approval, ratification or confirmation by the shareholders of the Corporation.
4.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

Schedule B
To the Arrangement Agreement
Arrangement Resolution
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.	The arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Sirit Inc. (the “Corporation”), all as more particularly described and set forth in the management information circular (the “Circular”) of the Corporation dated •, 2010 (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.
2.	The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving the Corporation and implementing the Arrangement, the full text of which is set out in Appendix • to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby authorized, approved and adopted.
3.	The arrangement agreement (the “Arrangement Agreement”) between the Corporation, Federal Signal Corporation and 1815315 Ontario Limited, made as of January 13, 2010, the actions of the directors of the Corporation in approving the Arrangement Agreement and the actions of the officers of the Corporation in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.
4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of the Corporation are hereby authorized and empowered without further notice to, or approval of, the shareholders of the Corporation (a) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, or (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.
5.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the director under the OBCA in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any other such documents.
6.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered, all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-1

Schedule C
To the Arrangement Agreement
Plan of Arrangement
PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1	Definitions
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, and unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“Acquireco” means 1815315 Ontario Limited, a corporation incorporated under the OBCA;
“affiliate” has the meaning ascribed thereto in National Instrument 45-106 of the Canadian Securities Administrators;
“Amalco I” means a corporation formed by the amalgamation, under the laws of Ontario, of the Company and Sirit Technologies, in accordance with Section 2.2(3);
“Amalco I Shares” means the common shares in the capital of Amalco I;
“Amalco II” means a corporation formed by the amalgamation, under the laws of Ontario, of Amalco I and Acquireco as contemplated pursuant to Section 2.2(6);
“Arrangement” means the proposed arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Acquireco, each acting reasonably;
“Arrangement Agreement” means the arrangement agreement made as of January 13, 2010 among the Company, Parent and Acquireco, including all schedules, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form and content of Schedule B attached to the Arrangement Agreement;
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, to be sent to the Director after the Final Order is made;
“business day” means any day, other than a Saturday, a Sunday or a day on which commercial banks are closed in Toronto, Canada or Chicago, USA;
“Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;
“Charter Documents” means articles and by-laws and similar constating documents of the Company;
“Company” means Sirit Inc., a corporation existing under the laws of the Territory of Yukon;
“Company Circular” means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Continuance Resolution and the Arrangement Resolution;
“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires;
“Company Shares” means the common shares in the capital of the Company;
“Consideration” means $0.30 in cash per Company Share, subject to adjustment in accordance with Section 2.6;
“Continuance” means the continuance of the Company as a corporation under the OBCA to be effected prior to the Effective Time;
“Continuance Resolution” means the special resolution approving the Continuance to be considered at the Company Meeting, substantially in the form and content of Schedule A attached to the Arrangement Agreement;
“Court” means the Superior Court of Justice (Ontario);
“Depository” means Equity Transfer & Trust Company or such other trust company as may be agreed by the Parties;

“Director” means the Director appointed pursuant to section 278 of the OBCA;
“Dissent Rights” has the meaning ascribed thereto in Section 3.1(1);
“Dissenting Shareholder” means a registered holder of Company Shares who has properly and validly dissented in respect of the Continuance Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Company Shares, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such registered holder;
“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate of Arrangement;
“Effective Time” means the first moment in time in Toronto, Canada on the Effective Date, or such other time as may be agreed to in writing by the Company and Acquireco prior to the Effective Date;
“Encumbrance” (and any grammatical variation thereof) includes any mortgage, pledge, assignment, charge, lien, claim, hypothec, security interest, adverse claim, option, right, privilege or other third party interest or encumbrance of any kind, whether contingent or absolute;
“Final Order” means the final order of the Court in a form acceptable to the Company and Acquireco, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and Acquireco, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and Acquireco, each acting reasonably) on appeal;
“Governmental Entity” means (a) any supranational, international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, whether domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority (including the TSX);
“Incentive Plan” means the key employee incentive plan of the Company dated January 14, 2005 as amended by the Board of Directors on April 21, 2005 and February 12, 2007;
“Interim Order” means the interim order of the Court in a form acceptable to the Company and Acquireco, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and Acquireco, each acting reasonably;
“Law” or “Laws” means all supranational, international, multinational, federal, provincial, state, municipal, regional and local laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, codes, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are binding upon or applicable to such Party or its assets;
“Letter of Transmittal” means a letter of transmittal to be forwarded or made available by the Company to Company Shareholders, in a form acceptable to Acquireco, acting reasonably, for use by such Company Shareholders in connection with the Arrangement as contemplated herein;
“OBCA” means the Business Corporations Act (Ontario);
“Option” means an option to purchase Company Shares granted under the Stock Option Plan;
“Option Amount” has the meaning ascribed thereto in Section 2.2;
“Parent” means Federal Signal Corporation, a corporation existing under the laws of Delaware;
“Parties” means the Company and Acquireco, and “Party” means either of them;
“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, corporation, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;
“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule D of the Arrangement Agreement, and any amendments or variations thereto made in accordance with section 9.8 of the Arrangement Agreement or Section 5.2 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Acquireco, each acting reasonably; and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;
“Sirit Technologies” means Sirit Technologies Inc., a corporation amalgamated under the laws of Ontario;
“Stock Option Plan” means the stock option plan for key persons of the Company as amended on April 26, 2007;
“subsidiary” means, with respect to a specified person, any entity, whether incorporated or unincorporated, in which such person owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such person otherwise has the power to direct;
“Tax Act” means the Income Tax Act (Canada);
“TSX” means the Toronto Stock Exchange; and

“YBCA” means the Business Corporations Act (Yukon).
1.2	Interpretation Not Affected by Headings
     The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.
1.3	Number and Gender
     In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing any gender include all genders.
1.4	Time
     Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.
1.5	Currency
     Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in Canadian dollars and “$” refers to Canadian dollars.
1.6	Statutory References
     Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.
1.7	Governing Law
     This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
ARTICLE 2
THE ARRANGEMENT
2.1	Effectiveness
     This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms part of, the Arrangement Agreement. Subject to the terms of the Arrangement Agreement, this Plan of Arrangement will become effective at the Effective Time and will be binding from and after the Effective Time on: (i) the Company; (ii) Acquireco; (iii) Sirit Technologies; (iv) all registered holders and all beneficial owners of Company Shares; (v) all registered holders and all beneficial owners of Options; (vi) all persons with rights under the Incentive Plan; (vii) the registrar and transfer agent in respect of the Company Shares; and (viii) the Depository. The Articles of Arrangement shall be filed, and the Certificate of Arrangement shall be issued, with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective in accordance with its terms in the sequence provided herein.
2.2	The Arrangement
     Commencing at the Effective Time, the following shall occur and be deemed to occur in the following order without further act or formality:
(1)	each Key Employee (as defined in the Incentive Plan) shall receive any Sale Transaction Payment (as defined in the Incentive Plan), to which they may be entitled in accordance with the terms of the Incentive Plan net of applicable withholdings and the Incentive Plan shall be terminated (regardless of whether a payment is made) and the Company and Acquireco shall have no further liabilities or obligations with respect to the Incentive Plan;

(2)	each Company Share in respect of which Dissent Rights have been validly exercised shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquireco in consideration for a debt claim against Acquireco in an amount determined and payable in accordance with Article 3, and the name of such holder will be removed from the register of holders of Company Shares (in respect of the Company Shares for which Dissent Rights have been validly exercised), and Acquireco shall be recorded as the registered holder of Company Shares so transferred and shall be deemed to be the legal and beneficial owner of such Company Shares free and clear of any Encumbrances;

(3)	the Company and its wholly-owned subsidiary Sirit Technologies shall be amalgamated and will continue as one corporation, Amalco I, and the following provisions shall apply:
(a)	each Company Share held by the holder thereof shall continue as one common share in the capital of Amalco I;

(b)	all of the issued and outstanding shares of Sirit Technologies held by the Company shall be cancelled without any repayment of capital in respect thereof;

(c)	the stated capital of Amalco I shall be the same as the stated capital of the Company immediately prior to the amalgamation;

(d)	the articles of Amalco I shall be the articles of continuance of the Company;

(e)	the by laws of Amalco I shall be the by laws of the Company in effect immediately prior to the amalgamation;

(f)	the first directors of Amalco I shall be the directors of the Company immediately prior to the amalgamation;

(g)	the first officers of Amalco I shall be the officers of the Company immediately prior to the amalgamation;

(h)	the registered office of Amalco I shall be the registered office of the Company;

(i)	the property of each of the amalgamating corporations shall continue to be the property of Amalco I; and

(j)	Amalco I shall be liable for the obligations of each of the amalgamating corporations, whether existing or arising before, at or from the Effective Time.
(4)	each Option that is granted and that remains outstanding immediately prior to the Effective Time, without any further action on behalf of the holder thereof and without any payment except as provided in this Plan of Arrangement, shall be disposed of and surrendered by the holders thereof to the Company without any act or formality on its or their part in exchange for a cash payment equal to the amount (if any) by which (A) the product of the number of Company Shares underlying such Options held by such holder and the Consideration exceeds (B) the aggregate exercise price payable under such Options by the holder to acquire the Company Shares underlying such Options, net of applicable withholdings (the “Option Amount”) and all Options and the Stock Option Plan shall be terminated and the Company and Acquireco shall have no liabilities or obligations with respect to the Options or the Stock Option Plan except pursuant to this Section 2.2(4);

(5)	each issued and outstanding Amalco I Share shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquireco in exchange for a payment in cash equal to the Consideration, and the name of such holder will be removed from the register of holders of Amalco I Shares and Acquireco shall be recorded as the registered holder of Amalco I Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any Encumbrances, and such payment shall be made upon the presentation and surrender by or on behalf of the holder to the Depository (acting on behalf of Acquireco) of the certificate that immediately prior to the Effective Time represented Company Shares which were converted to Amalco I Shares in accordance with Section 2.2(3) and a Letter of Transmittal as more fully described in Section 2.3 and Section 2.4; and

(6)	Acquireco and Amalco I shall be amalgamated and will continue as one corporation, Amalco II, and the following provisions shall apply:

(a)	the stated capital of Amalco II shall be the same as the stated capital of Acquireco;

(b)	each common share of Acquireco held by the holder thereof will continue as one common share in the capital of Amalco II;

(c)	all of the outstanding shares of Amalco I held by Acquireco will be cancelled without any repayment of capital of Amalco I;

(d)	the name of Amalco II shall be “[Sirit Inc.]”;

(e)	the articles of Amalco II shall be the articles of amalgamation of Acquireco;

(f)	the by laws of Amalco II shall be the by laws of Acquireco in effect immediately prior to the amalgamation;

(g)	the first directors of Amalco II shall be the directors of Acquireco immediately prior to the amalgamation;

(h)	the first officers of Amalco II shall be the officers of Acquireco immediately prior to the amalgamation;

(i)	the registered office of Amalco II shall be the registered office of Acquireco;

(j)	the property of each of the amalgamating corporations shall continue to be the property of Amalco II; and

(k)	Amalco II shall be liable for the obligations of each of the amalgamating corporations, whether existing or arising before, at or from the Effective Time.
2.3	Letter of Transmittal
     At the time of mailing the Company Circular, the Company shall forward the Letter of Transmittal to each Company Shareholder to the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of such holders.
2.4	Delivery of Consideration and Other Payments
     Prior to the Effective Date, (i) Acquireco shall deposit, or arrange to be deposited, the money required to be deposited with the Depository for the payment of the aggregate Consideration pursuant to Section 2.2(5) (with the amount per Company Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per applicable Company Share for this purpose) for the benefit of and in trust for former Company Shareholders entitled to receive the Consideration for each Amalco I Share held by them in a special account with the Depository to be paid to or to the order of the respective former Company Shareholders without interest; and (ii) the Company shall deposit the money, if any, required for payment of the Option Amount pursuant to Section 2.2(4) for the benefit of and in trust for former holders of Options entitled to receive the Option Amount (if any) for Options held by them in a special account with the Depository to be paid to or to the order of the applicable former holders of Options without interest. All such money shall be cash, denominated in Canadian dollars in same day funds. Such money shall not be used for any purpose except as provided in this Plan of Arrangement. Upon surrender to the Depository for transfer to Acquireco of, in the case of a former Company Shareholder, the certificate(s) that immediately prior to the Effective Time represented Company Shares which were continued as Amalco I Shares in accordance with Section 2.2(4) and subsequently acquired by Acquireco pursuant to Section 2.2(5), and a duly completed Letter of Transmittal, and such other documents and instruments as would have been required to effect the transfer of the Company Shares formerly represented by such certificate under the OBCA and the by-laws of the Company and such additional documents and instruments as Acquireco and/or the Depository may reasonably require, such former holder shall be entitled to receive in exchange therefor, and as soon as practicable after the Effective Time the Depository shall deliver to such holder, by cheque (or, if required by applicable laws, by wire transfer) the amount of money such holder is entitled to receive under the Arrangement. In the event of a transfer of ownership of Company Shares that was not registered in the securities register of the Company, the amount of money payable for such Amalco I Shares under the Arrangement may be delivered to the transferee if the certificate representing such Company Shares is presented to the Depository as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid. As soon as practicable after the Effective Time, the Depository shall deliver on behalf of the Company to each holder of Options as reflected on the books and records of the Company, a cheque (or, if required by applicable laws, a wire transfer) for the amount of money such holder is entitled to receive under the Arrangement, if any, in accordance with Section 2.2(4). Thereafter, Acquireco and the Company shall be fully and completely discharged from its payment obligations to the former Company Shareholders under Section 2.2(5) and former holders of Options under Section 2.2(4), and the rights of such former holders shall be limited to receiving, without interest, from the Depository their proportionate part of the money so deposited. Any interest on such deposit shall belong to Amalco II, as successor in interest to Acquireco.
2.5	Expiration of Rights
     Any amounts deposited with the Depository for the payment of the Consideration pursuant to Section 2.2(5) which remain unclaimed on the date which is six years from the Effective Date shall be forfeited to Amalco II, as successor in interest to Acquireco, and paid over to or as directed by Amalco immediately following the date that is six years from the Effective Date, and the former holders of Company Shares shall thereafter have no right to receive their respective entitlement to the payments pursuant to Section 2.2(5).
2.6	Dividends and Distributions
     If the Company declares, sets aside or pays any dividend on, or makes any other actual, constructive or deemed distribution in respect of any of the Company Shares, or otherwise makes any payments to the holders of the Company Shares in their capacity as such, during the period commencing on the date of the Arrangement Agreement and ending on the Effective Date, Acquireco may reduce the amount of the Consideration by any amount it determines in its sole discretion, provided that such discount shall not exceed the amount of such dividend, distribution or payment received per Company Share.
2.7	Transfers Free and Clear
     Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances.
ARTICLE 3
RIGHTS OF DISSENT
3.1	Dissent Rights
(1)	Company Shareholders who duly and validly exercise rights of dissent with respect to their Company Shares in connection with the Continuance Resolution (in the event that the Continuance becomes effective) pursuant to and in the manner set forth in section 193 of the YBCA (the “Dissent Rights”) (i) will be deemed not to have participated in the Continuance or the Arrangement and (ii) will cease to have any rights as Company Shareholders other than the right to be paid fair value for such Shares by the Company in accordance with section 193 of the YBCA.

(2)	Company Shareholders who duly and validly exercise Dissent Rights, and who withdraw their dissent to the Continuance or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Shares, shall have participated and shall be deemed to have participated in the Continuance and the Arrangement, as at the Effective Time, on the same basis as any non-dissenting Company Shareholder and shall receive cash consideration in respect of their Company Shares equal to the aggregate Consideration a holder of Amalco I Shares holding such number of Amalco I Shares would be entitled to under Section 2.2(5).

(3)	In no case shall the Company, Acquireco, Amalco I, Amalco II, the Depository, the registrar and transfer agent in respect of the Company Shares and the Amalco I Shares or any other person be required to recognize a Dissenting Shareholder as a holder of Company Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the registers of Company Shareholders as at the Effective Time as provided in Article 2.
ARTICLE 4
CERTIFICATES
4.1	Certificates
     From and after the Effective Time, until surrendered as contemplated by Section 2.4, each certificate which immediately prior to the Effective Time represented Company Shares that, under the Arrangement, were deemed to be converted into Amalco I Shares pursuant to Section 2.2(3) and were subsequently transferred or deemed to be transferred to Acquireco for cash pursuant to Section 2.2(5), shall represent, and be deemed at all times after the Effective Time to represent, only the right to receive upon such surrender the Consideration specified in Section 2.2(2) or 2.2(5) of this Plan of Arrangement, as applicable. From and after the Effective Time, each Option referred to in Section 2.2(4) and any evidence thereof shall be deemed, at all times after the Effective Time, to represent only the right to receive the applicable consideration specified in Section 2.2(4) of this Plan of Arrangement.
4.2	Lost Certificates
     In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that was sold and transferred to Acquireco pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depository will pay such person the cash that such person would have been entitled to had such share certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom cash is to be paid shall, at the sole discretion of Amalco II, as successor in interest to Acquireco, give a bond satisfactory to Amalco II in such sum as Amalco II may direct or otherwise indemnify the Depository and Amalco I in a manner satisfactory to each of them against any claim that may be made against the Depository or Amalco II with respect to the certificate alleged to have been lost, stolen or destroyed.
ARTICLE 5
GENERAL
5.1	Paramountcy
     From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Company Shares and Options issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of Company Shares and Options and the Company, Acquireco, Amalco I, Amalco II, the Depository and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Amalco I Shares or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.
5.2	Amendment
(1)	Subject to the provisions of this Section 5.2 and subject to the Interim Order, the Company and Acquireco reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by the Company and Acquireco, (ii) filed with the Court and, if made following the making of the Final Order, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to

Company Shareholders and/or holders of Options in the manner required by the Court.
(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Company Meeting (provided that Acquireco shall have consented thereto in writing), with or without any prior notice or communication or approval by the Court, and if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court shall be effective only if: (i) it is agreed to by each of the Company and Acquireco (in each case acting reasonably), and (ii) if required by the Court, it is approved by holders of the Company Shares voting in the manner directed by the Court.

(4)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, any amendment, modification and/or supplement to this Plan of Arrangement may be made by Amalco II unilaterally after the Effective Date without the approval of the Company Shareholders or the Company provided that it concerns a matter which, in the reasonable opinion of Amalco II, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Company Shareholders and former holders of Options.

(5)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Acquireco shall be entitled, at any time prior to or following the Company Meeting, to modify this Plan of Arrangement to increase the consideration Acquireco is prepared to make available to Company Shareholders or holders of Options pursuant to the Arrangement, whether or not the board of directors of the Company has changed its recommendation, provided that Acquireco shall use all of its commercially reasonable efforts to provide not less than one business day’s prior written notice of such proposal to the Company.

(6)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, no amendment, revision, update or supplement shall be made to the Plan of Arrangement that (i) would require the Company to obtain any sanctions, rulings, consents, orders, clearances, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity, (ii) would prejudice the Company’s securityholders or would result in the withdrawal or material modification of the Fairness Opinion, (iii) would impede or materially delay the consummation of the transactions contemplated by the Plan of Arrangement, or (iv) would require the Company to take any action in contravention of applicable Law, its constating documents or any material provision of any material agreement to which it is a party.

(7)	Notwithstanding anything in this Plan of Arrangement, Acquireco shall be entitled, at any time prior to or following the Company Meeting, to modify this Plan of Arrangement in accordance with the terms of the Arrangement Agreement to assign any or all of its rights, interests and obligations under this Plan of Arrangement to any direct or indirect subsidiary of Parent or any other affiliate.
5.3	Further Assurances
     Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.
5.4	Withholding Rights
     Notwithstanding anything in the Arrangement Agreement or this Plan of Arrangement to the contrary, the Company, the Depository, Acquireco or one or more affiliates or subsidiaries of Acquireco, as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Arrangement Agreement or this Plan of Arrangement to any former Company Shareholder or former holder of Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act or any provision of applicable local, state, provincial or foreign Tax Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity as administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Arrangement Agreement and this Plan of Arrangement as having been paid to the former holder of the Company Shares or Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable Laws.

Schedule D
To the Arrangement Agreement
Representations and Warranties of the Company
     The Company hereby represents and warrants to and in favour of Parent and Acquireco as follows and acknowledges that Parent and Acquireco are relying upon such representations and warranties in connection with entering into this Agreement and consummating the transactions contemplated hereby:
(a)	Board Approval. As of the date hereof, the Board of Directors, after consultation with its outside legal and financial advisors, has unanimously determined that the Consideration is fair to the Company Shareholders and the Continuance and the Arrangement are in the best interests of the Company and has unanimously resolved to approve the transactions contemplated herein and the execution and performance of this Agreement and to unanimously recommend to the Company Shareholders that they vote their Company Shares in favour of the Continuance Resolution and the Arrangement Resolution at the Company Meeting and that such determinations and resolutions are effective and unamended as of the date hereof. The Board of Directors has received the Fairness Opinion and such opinion has not been withdrawn, amended, modified or rescinded.

(b)	Organization and Qualification. Except as set forth in Schedule (b) of the Company Disclosure Letter, the Company and each of its subsidiaries is a corporation formed and validly existing under the laws of its jurisdiction of incorporation, amalgamation, continuance or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted. The Company and each of its subsidiaries is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any liquidation, administrative, bankruptcy or similar proceedings and neither the Company nor any of its subsidiaries has entered into any composition or arrangement, within the meaning of applicable Laws, with creditors.

(c)	Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby other than the approval by the Board of Directors of the Company Circular and the approval by the Company

Shareholders in the manner required by the Interim Order and applicable Laws and approval by the Court of the Interim Order and the Final Order. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)	No Violations. Except as set forth in Schedule (d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its subsidiaries to require the Company or any of its subsidiaries to acquire such security), or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Company or any of its subsidiaries under any of the terms, conditions or provisions of (A) their respective charters or by-laws or other comparable organizational documents or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Encumbrance, contract, agreement, arrangement, lease, undertaking or commitment, other than material Financial Indebtedness, to which the Company or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of its subsidiaries is bound except in the case of this clause (B), which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect or (C) any material Financial Indebtedness of the Company or any of its subsidiaries; or (ii) subject to obtaining the consent of the registrar of corporations under the YBCA with respect to the Continuance and compliance with the Interim Order and any approvals required thereunder, the Final Order, and filings with the Director under the OBCA (A) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or (B) cause the suspension or revocation of any material Permit currently in effect. The conduct of the businesses of the Company and its subsidiaries as currently conducted and as currently proposed by the Company to be conducted does not materially violate or conflict with any obligation of confidentiality to any other person. Assuming compliance with the Interim Order and any approvals required thereunder, the

Final Order, and filings with the Director under the OBCA, and except as set forth in the Company Disclosure Letter, no material authorization, consent, approval, license, permit, order, authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by the Company or its subsidiaries in connection with the performance of the Company’s obligations and the consummation of the transactions contemplated hereunder, including the amalgamations contemplated in the Plan of Arrangement.

(e)	Capitalization. The authorized share capital of the Company consists of an unlimited number of Company Shares and preferred shares. As of the close of business on January 13, 2010, there were issued and outstanding 161,137,311 Company Shares, and no other shares of any class or series in the capital of the Company are outstanding. A maximum of 21,750,000 Company Shares are reserved for issuance under the Stock Option Plan. As of the date hereof, the number of Options granted under the Stock Option Plan and the exercise price, grant date, vesting schedule and expiry date with respect to such Options are disclosed in Schedule (e) of the Company Disclosure Letter. Except as set forth in Schedule (e) of the Company Disclosure Letter, there are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any shares of the Company or any of its subsidiaries (including Company Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of or other equity or voting interests in the Company or any of its subsidiaries (including Company Shares). There are no securities or any other compensation or consideration of any kind payable, or capable of becoming payable, by the Company under the terms of the Stock Acquisition Agreement dated March 4, 2008 between, among others, Sirit Acquisition Inc., the Bielas Family Trust and Wolf Bielas.

All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable. With respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each such grant was made in accordance with the Stock Option Plan, and all applicable Laws and regulatory rules or requirements, including the applicable rules of the TSX, (iii) the per share exercise price of each Option was not less than the fair market value of a Company Share on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements (including the related notes) and disclosed in compliance with applicable Securities Laws. Except as set forth in Schedule (e) of the Company Disclosure Letter, since

January 1, 2008, there has not been any (A) except in respect of any wholly-owned subsidiary, split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, the Company or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, the Company or any of its subsidiaries, or (B) grant or amendment of any incentive award (including Options) or the removal or modification of any restrictions in any such award (including the acceleration thereof). Except as set forth in Schedule (e) of the Company Disclosure Letter, there are no outstanding contractual or other obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any of its securities. Other than the Company Shares, there are no securities or other instruments or obligations of the Company or any of its subsidiaries that carry (or which is convertible into, or exchangeable for, securities having) the right to vote generally with the Company Shareholders on any matter. Neither the Company nor any of its subsidiaries is a party to any voting agreements with respect to any shares in the capital of or other equity or voting interests in the Company or any of its subsidiaries and, to the knowledge of the Company, as of the date of this Agreement, other than the Voting Agreement executed and delivered contemporaneously with this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interests in, the Company or any of its subsidiaries.

(f)	No Material Adverse Effect. (i) Since December 31, 2008 through the date of this Agreement, there has not been any Material Adverse Effect and (ii) since the date of this Agreement, there has not been any Material Adverse Effect.

(g)	Ownership of Subsidiaries. A complete and accurate list of all subsidiaries owned, directly or indirectly, by the Company, each of which is wholly-owned except as otherwise noted in such list, is set forth in Schedule (g) of the Company Disclosure Letter. All of the outstanding shares and other ownership interests in the Company’s subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Company are, except pursuant to restrictions on transfer contained in constating documents of such subsidiaries, owned free and clear of all Encumbrances, other than Permitted Encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right of any person to acquire any such shares or other ownership interests in or material assets or properties of any of the Company’s subsidiaries. Except for the shares in, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any shares in the capital of, or other equity or voting interests in, any person.

(h)	Reporting Status and Securities Laws Matters.
(i)	The Company is a “reporting issuer”, or the equivalent thereof, and not on the list of reporting issuers in default under the applicable Canadian provincial and territorial Securities Laws and the Company has complied in all material respects with applicable Law, including any requirements of any Securities Laws. The Company Shares are listed for trading on the TSX and the Company is in compliance in all material respects with all of the listing and other requirements of the TSX. None of the subsidiaries of the Company are subject to continuous or periodic, or other disclosure requirements under any Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority or the TSX, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken other than routine continuous disclosure reviews and inquiries. As of their respective dates, the Company’s Public Disclosure Record did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not filed any confidential material change report or other document with any applicable Securities Authorities or any other applicable Governmental Entities which remains confidential as of the date of this Agreement.

(ii)	The management of the Company has implemented disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the management of the Company by others within those entities, which disclosure controls and procedures are, given the size of the Company and the nature of its business, effective at the reasonable assurance level in timely alerting the Company’s principal executive officer and its principal financial officer, or other persons performing similar functions, to information required to be included in the Company’s Public Disclosure Record.
(i)	Foreign Corrupt Practices. To the knowledge of the Company, none of the Company nor any of its subsidiaries nor any director, officer, agent, employee, consultant, or other person acting on behalf of the Company or, any of its subsidiaries, has violated or is in violation of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977 or similar Laws in any applicable jurisdiction or any anti-money laundering Laws in any applicable jurisdiction, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic Governmental Entity or political party, official, employee, appointee or candidate.

(j)	Company Financial Statements. The Company’s audited financial statements as at and for the fiscal years ended December 31, 2008, 2007 and 2006 (including the notes thereto and related management’s discussion and analysis (“MD&A”)) and the Company’s unaudited financial statements as at and for the nine months ended September 30, 2009 (including the notes thereto and related MD&A) (collectively, the “Company Financial Statements”) and all financial statements of the Company and its subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed under Securities Laws since January 1, 2008 were prepared in accordance with GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent auditors, or (ii) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cashflows and surplus or deficit and changes in financial position of the Company and its subsidiaries, as applicable, as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Company and its subsidiaries on a consolidated basis. Since January 1, 2008, there has been no material change in the Company’s or its subsidiaries’ financial accounting policies, methods or practices except as described in the notes to the Company Financial Statements. Except as set forth in Schedule (j) of the Company Disclosure Letter, since January 1, 2008, there has not been any write-down by the Company or any of its subsidiaries of any of the assets of the Company or any of its subsidiaries.

(k)	No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its subsidiaries, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company as of the date of this Agreement other than (i) liabilities and obligations disclosed or reflected in its most recent publicly disclosed consolidated financial statements or any public disclosure documents of the Company made available to the public on SEDAR since the date of such financial statements; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice; and (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company or any of its subsidiaries, on the one hand, and any unconsolidated entity, including any structured finance, special purpose, or limited purpose entity or person, on the other hand) or any “off balance sheet arrangements” (as defined in section 1.8 and the instructions thereto of Form 51-102F1 of National Instrument 51-102 – Continuous Disclosure Obligations) where the result, purpose or effect of such agreement or arrangement is to avoid disclosure, of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s financial statements or any other documents filed by the Company under applicable Securities Laws.

(l)	Books and Records. The financial books, records and accounts of the Company and its subsidiaries accurately and fairly disclose the financial position of the Company and its subsidiaries, are kept in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and all material transactions relating to the businesses carried on by the Company and its subsidiaries. The corporate records and minute books of the Company and its subsidiaries have been maintained in compliance with applicable Laws and are true and complete in all material respects. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and that access to assets is permitted only in accordance with management’s general or specific authorization. The management of the Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(m)	Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its subsidiaries before any court or Governmental Authority or body that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, prevent or materially delay consummation of the transactions contemplated by this Agreement, nor, to the knowledge of the Company, are there any facts or circumstances that could form the basis for any such claim, action, suit, arbitration, inquiry, proceeding or investigation. None of the Company or any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries has commenced or is subject to any proceedings or litigation (other than any proceedings or litigation, on an individual basis, that is comprised solely of monetary claims of less than $50,000, immaterial internal investigations, and actions for non-payment in the ordinary course of business consistent with past practice that have been settled).

(n)	Taxes.
(i)	Except as set forth in Schedule (n)(i) of the Company Disclosure Letter, the Company and each of its subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, and all such

Returns are true and complete. Except as set forth in Schedule (n)(i) of the Company Disclosure Letter, each of the Company and its subsidiaries has paid, or has duly collected, withheld and remitted, on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by it, whether or not shown on any Return, on or before the date hereof (including all installments on account of Taxes for the current year), other than those which are being contested in good faith or in respect of which appropriate reserves have been provided in the most recently publicly-disclosed Company Financial Statements;

(ii)	each of the Company and its subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any Employees, officers or directors and any non-resident person) and has duly and timely remitted to the appropriate Tax authority such Taxes required by Law to be remitted by it, including all Taxes in the UK, Germany, Brazil, Uruguay and Hong Kong;

(iii)	the Company Financial Statements reflect an appropriate reserve, in accordance with GAAP for amounts at least equal to the amount of all material Taxes payable by the Company and its subsidiaries that are not yet due and payable whether or not assessed and whether or not shown as being due on any Return and that relate to periods ending on or prior to the date of such financial statements, and the Company and its subsidiaries have made adequate provisions in accordance with GAAP in their books and records for any Taxes accruing in respect of any period which has ended subsequent to the period covered by such financial statements;

(iv)	none of the Company or any of its subsidiaries have obtained any tax rulings or tax concessions from any relevant taxing authority;

(v)	no material deficiencies, litigation, proposed adjustments or matters in controversy have been asserted in writing with respect to Taxes of the Company or any of its subsidiaries, and there is no material claim, audit, proceeding or investigation now pending with respect to Taxes against the Company or its subsidiaries or to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets in respect of which a Governmental Entity has indicated it will result in a proposed adjustment of Taxes;

(vi)	there are no Encumbrances for Taxes against the assets of the Company, or any of its subsidiaries other than Permitted Encumbrances;

(vii)	there are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment, reassessment or collection of any Taxes, or of the filing of any Return or any payment of Taxes, by the Company or any of its subsidiaries;

(viii)	there has not been (A) any settlement or compromise of any Canadian federal or United States federal income tax liability of the Company or its subsidiaries. or (B) any affirmative Canadian federal or United States federal tax election or change in any Canadian federal or United States federal tax election, by the Company or any of its subsidiaries (other than Samsys Technologies Inc. or Hamel David Corporation) since January 1, 2004 and by Samsys Technologies Inc. and Hamel David Corporation since April 13, 2006;

(ix)	neither the Company nor any of its subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act;

(x)	each of the Company and its Canadian subsidiaries is a “taxable Canadian corporation” as defined in the Tax Act;

(xi)	neither the Company nor any of its subsidiaries is a party to, bound by or currently has any liability under any tax sharing, allocation, indemnity or similar agreement or arrangement with a person other than the Company or any of its subsidiaries;

(xii)	neither the Company nor any of its subsidiaries (A) is or has been a member of an affiliated group (as defined in section 1504 of the Code) filing a consolidated federal income tax return (other than any such group the common parent of which is a subsidiary of the Company), or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise as a transferee or successor, by contract or otherwise, or (C) except as set forth in Schedule (n)(xii) of the Company Disclosure Letter, has entered into any transaction that would result in a liability for Taxes or an adjustment resulting in a liability for Taxes to the Company or such subsidiaries pursuant to a transfer pricing or similar provision of any applicable Law of any jurisdiction that requires the value of the consideration paid or received for the acquisition, sale, transfer or other disposition of property (including intangibles) or services (including financial transactions) to be the fair value of such property or services in the case of transactions with (1) in the case of Tax Act, persons not resident in Canada dealing at non-arm’s length; (2) in the case of the Code, related persons; or (3) in any case, persons who have a relationship similar to (1) or (2) based on the criteria imposed by applicable Law;

(xiii)	neither the Company nor any of its subsidiaries organized in the United States or a political subdivision thereof is a “distributing corporation” or a “controlled corporation” within the meaning of section 355(a)(1)(A) of the Code in a distribution (other than a distribution by a subsidiary of the Company to one or more of the Company or a subsidiary thereof) qualifying for tax free treatment under section 355 in the two years prior to the date of this Agreement;

(xiv)	neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that, individually or collectively, would obligate it to make any payments in connection with the transactions contemplated hereby that would not be deductible under section 280G of the Code;

(xv)	none of the Company, any of its subsidiaries, or any other person on behalf of the Company or its subsidiaries (A) has agreed to or is required to make any adjustments pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, provincial, territorial, local or foreign law by reason of a change in accounting methods initiated by the Company or any of its subsidiaries, or has any knowledge that the Internal Revenue Service or any other taxing authority has proposed any such adjustment or change in accounting methods in writing, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its subsidiaries, (B) has executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of state, provincial, territorial, local or foreign law with respect to the Company or any of its subsidiaries, or (C) has taxable income that will be reportable in a taxable period beginning after the Effective Date that is attributable as an installment sale that occurred prior to such date;

(xvi)	none of the tax attributes available to the Company, Sirit Technologies Inc. (including Sirit Corp. (Ontario)), and Sirit Corp. (Texas), including but not limited to non-capital losses, net capital losses, undepreciated capital cost, and cumulative eligible capital, are restricted in use as of the 2009 taxation year except as set forth in Schedule (n)(xvi) of the Company Disclosure Letter;

(xvii)	since January 1, 2004, there have been no prior acquisitions of control, or other dissolutions, amalgamations or reorganizations (in each case as defined in the Tax Act or the Code) of the Company or any of its subsidiaries except as set forth in Schedule (n)(xvii) of the Company Disclosure Letter;

(xviii)	neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(xix)	neither the Company nor any of its subsidiaries has been a US Real Property Holding Corporation within the meaning of section 897(c)(1)(A)(ii) of the Code during the applicable period specified in section 897(c)(1)(A)(ii);

(xx)	each of the Company and its subsidiaries has disclosed on its United States federal income Tax Return all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of section 6662 of the Code;

(xxi)	neither the Company nor any of its subsidiaries carry on any activities that give rise to a permanent establishment in any national jurisdiction within the meaning of the Code other than in the United States and Canada;

(xxii)	neither the Company nor any of its subsidiaries has engaged in any reportable or listed transaction as described in section 6707A(c) of the Code and Treasury Regulations 1.6011-4(b)(2) or identified as such in applicable Internal Revenue Service published guidance; and

(xxiii)	the Company has made available to Acquireco true and complete copies of (A) all material Canadian federal and provincial, United States federal and state income Returns of the Company and its subsidiaries for the preceding three taxable years, (B) all currently-effective tax rulings (including private letter rulings), pending ruling requests, and transfer pricing studies received from or submitted to a taxation authority by, or agreed to, by or on behalf of the Company and/or its subsidiaries, (C) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its subsidiaries, and (D) any notice of assessment and reassessment issued by any relevant Tax authorities.
(o)	Real Property.
(i)	Neither the Company nor any of its subsidiaries has any right, title or interest of any kind in any real property, except as provided in the Real Property Leases. The Company and each of its subsidiaries has good and sufficient leases, licenses, easements, rights of way, and permits permitting the use by the Company and its subsidiaries of lands or premises owned by third parties that are material and necessary to permit the operation by the Company and its subsidiaries of their businesses, as they are currently being conducted, each of which is in full force and effect and, to the knowledge of the Company, neither the Company nor its subsidiaries is in breach or default in any material respect thereunder. Neither the Company nor its subsidiaries is a party to any Contract other than the Real Property Leases, to acquire or lease any material real property or interest therein.

(ii)	A complete and accurate list of all Real Property Leases is set forth in Schedule (o)(ii) of the Company Disclosure Letter. True and complete copies of all Real Property Leases have been provided to Acquireco. Each of the Real Property Leases is in full force and effect in accordance with its terms and constitutes a valid and binding obligation of the Company and its subsidiaries that are a party thereto, and to the knowledge of the Company, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. All rents and other sums and charges payable by the Company or its subsidiaries under the Real Property Leases are current, and neither the Company nor any of its subsidiaries is in breach or default (in each case, with or without notice or lapse of time or both) under any Real Property Lease. To the knowledge of the Company, no counterparty to a Real Property Lease is in breach or default under any Real Property Lease. The leasehold interest of the Company or its subsidiaries in each parcel of real property subject to the Real Property Leases is free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances affecting the freehold interest in any such real property having priority to the applicable Real Property Lease.

(iii)	All real property and tangible personal property of the Company and each of its subsidiaries necessary for the conduct of the business currently carried on by the Company and its subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)	The buildings and other structures located on the real property subject to the Real Property Leases and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws. Except as set forth in Schedule (o)(iv) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received notice of any breach or violation of any Laws relating to their use, occupation, operation or maintenance of any of the real property subject to Real Property Leases and, to the knowledge of the Company, there are no expropriation, condemnation, eminent domain or similar proceedings pending or threatened affecting any portion of the real property subject to the Real Property Leases.
(p)	Permits. The Company and each of its subsidiaries has obtained all Permits required by applicable Laws necessary to conduct their businesses, as currently conducted, other than where the absence of such Permits would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Permits are valid and subsisting and in good standing, and the Company and its subsidiaries are in compliance with the terms of such Permits. Neither the Company nor its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Permit which, if the subject of an unfavourable decision, ruling or finding would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

(q)	Material Contracts. A complete and accurate list of Material Contracts has been disclosed in Schedule (q) of the Company Disclosure Letter. True and complete copies of all Material Contracts have been provided to Acquireco (including all amendments thereto) and except as set forth in Schedule (q) of the Company Disclosure Letter, no such Contract has been modified, rescinded or terminated since the date such Contract was made available to Acquireco. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries is in breach or violation of or default (in each case, with or without notice or lapse of time or both) under the terms of any Material Contract except as set forth in Schedule (q) of the Company Disclosure Letter and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any Material Contract. As of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in material breach of, or default under the terms of, or has threatened to terminate, any such Material Contract. Each Material Contract is a valid and binding obligation of the Company or its subsidiaries that are a party thereto (subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered) and to the knowledge of the Company is in full force and effect in accordance with its terms.

(r)	Restrictions on Conduct of Business. Except as set forth in Schedule (q) of the Company Disclosure Letter, none of the Company, its subsidiaries or their respective employees are party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of the Company or its subsidiaries is conducted, (ii) limit any business practice of the Company or any of its subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by the Company or its subsidiaries in any material respect. None of the Company or any of its subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(s)	Compliance with Laws. The Company and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)	Customer and Supplier Relations. Since January 1, 2008, neither the Company nor its subsidiaries has received any written notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or its subsidiaries. As of the date of hereof, no customer of the Company that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2009, has provided notice to the Company that it will stop, or materially decrease the rate of, buying products or services from the Company.

(u)	Environmental Matters.
(i)	Except as set forth in Schedule (u)(i) of the Company Disclosure Letter:
(A)	the Company and its subsidiaries are and have been in compliance for the last five years with all applicable Environmental Laws, and have not received written notice and are not aware of any requirement or practice that is proposed for adoption or implementation under any Environmental Law that would be applicable to the operations of the Company, any of its subsidiaries and which may require an expenditure that would reasonably be expected to have a Material Adverse Effect on the Company, and have obtained, and are in compliance with, any environmental Permits required under all applicable Environmental Laws for their operations; and

(B)	there are no material judicial, administrative or other actions, suits, claims, investigations or proceedings (including prosecutions) pending or, to the knowledge of the Company, threatened which allege a violation by or liability of the Company or any of its subsidiaries pursuant to any Environmental Laws (including due to a Release of, and exposure to, Hazardous Materials).

(ii)	To the knowledge of the Company, no material Release of Hazardous Materials has occurred, nor are any Hazardous Materials present in material quantities, at, from, in, to, on, or under (A) any property currently owned, operated, controlled, managed or leased by the Company or any of its subsidiaries or (B) any property formerly owned, operated, controlled, managed or leased by the Company or any of its subsidiaries to the extent any such Release or presence of Hazardous Materials arose out of their operations or during the ownership, operation control, management or lease of any property by the Company or any of its subsidiaries at such properties at levels that require investigation, remediation, monitoring or other response or remedial actions under Environmental Laws (including obtaining any Permit) or at levels that pose a material liability to the Company. Neither the Company nor any of its subsidiaries has transported or arranged for the treatment, storage, handling, disposal of any Hazardous Materials to any off-site location that has or could reasonably be expected to result in a claim under or relating to any Environmental Laws against the Company or any of its subsidiaries, except for claims which, if adversely decided, would not be material to the Company.
(v)	Pension and Employee Benefits.
(i)	The Company and each of its subsidiaries has complied with the terms of all Company Plans and with all applicable Laws relating thereto.

(ii)	A true and complete list of all Company Plans is set forth in Schedule (v)(ii) of the Company Disclosure Letter. Current and complete copies of all such written Company Plans or, where oral, written summaries of the material terms thereof, have been provided to Acquireco together with current and complete copies of all material documents relating to the Company Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record-keeping agreements. There has been no amendment or other change to the Key Employee Incentive Plan other than the amendment on February 12, 2007.

(iii)	All of the Company Plans are registered, qualified, invested, funded, operated and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms. Neither the Company nor its subsidiaries has received, in the last three years, any notice from any person questioning or challenging such compliance, and the Company has no knowledge of any such notice beyond the last three years. All material reports, returns and similar documents with respect to all Company Plans required to be filed with any Governmental Entity or distributed to any Company Plan participant have been duly and timely filed or distributed.

(iv)	All obligations of the Company or any of its subsidiaries regarding the Company Plans have been satisfied and no Taxes are owing or exigible under any of the Company Plans. All contributions or premiums required to be made to any Statutory Plans or under the terms of each Company Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Plans.

(v)	No unfunded liability, solvency deficiency, going concern deficiency or wind up deficiency exists with respect to any Pension Plan.

(vi)	There is no investigation (including governmental audits or investigations), examination or other proceeding, action or claim that has been asserted or initiated, or to the knowledge of the Company, threatened with respect to any of the Company Plans, the assets of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Company Plans with respect to the terms or operation of such plans (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Company Plan required to be registered or qualified.

(vii)	There has been no partial wind-up of any registered Company Plan and, to the knowledge of the Company, no event has occurred respecting any registered Company Plan which would result in the revocation of the registration of such Company Plan (where applicable) or entitle the person or entity (without the consent of the Company or any of its subsidiaries) to wind-up or terminate any Company Plan in whole or in part or which could otherwise reasonably be expected to adversely affect the tax status of any such Company Plan.

(viii)	Neither the Company nor its subsidiaries has any formal plan or has made any promise or commitment, whether legally binding or not, to create any additional Company Plan or to improve the benefits provided under any Company Plan.

(ix)	There are no agreements, or undertakings, written or oral, by the Company or any of its subsidiaries other than those set forth in the written Company Plans that would result in any material liability to the Company or its subsidiaries on or at any time after the Effective Time on amendment or termination of any Company Plan (including any Company Plan covering retirees or other former employees).

(x)	Other than as required under applicable Law, no Company Plan promises or provides retiree health benefits or retiree life insurance benefits or any other non-pension post-retirement benefits to any person, other than in accordance with section 4980B of the Code.

(xi)	Each Company Plan which covers current or former employees of the Company or any of its subsidiaries in respect of employment in the United States of America (the “US Company Plans”), is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA, and which is intended to meet the qualification requirements of section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and exempt from federal income Taxes under sections 401(a) and 501(a), respectively, of the Code, and to the knowledge of the Company, nothing has occurred since the date of such determination letter that could adversely affect the qualification of such plan or the tax-exempt status of such trust. In addition, the Company has provided true and accurate copies of each US Company Plan maintained by the Company or any of its subsidiaries on or after December 31, 2007, that has been terminated or merged into a US Company Plan that is currently maintained by the Company or any of its subsidiaries. The U.S. Company Plans formerly maintained by RSI ID Technologies, Inc. and SAMSys Technologies, Inc. were either merged into the Sirit Corp. 401(k) Plan, or were properly terminated in accordance with ERISA and the Code, without adversely affecting the qualification of such plan(s) or any U.S. Company Plan currently maintained by the Company or any of its subsidiaries.

(xii)	To the knowledge of the Company, none of the U.S. Company Plans or any trusts created thereunder, or the Company or any of its subsidiaries, or any employee of the foregoing, or, to the knowledge of the Company, any trustee, administrator or other fiduciary in respect of such U.S. Company Plans, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA).

(xiii)	There are no Company Plans to which the Company or its subsidiaries are required to contribute which are not maintained or administered by the Company or its subsidiaries.

(xiv)	Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, none of the Company Plans require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Company Plan relating thereto.

(xv)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with the termination of employment or service of any officer, employee, director, independent contractor or consultant following, or in connection with the transactions contemplated hereby) (i) except as set forth in Schedule (v)(xv) of the Company Disclosure Letter, entitle any current or former employee, independent contractor or consultant of the Company to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans, or (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or Acquireco, to merge, amend or terminate any such plan. None of the Company Plans in effect immediately prior to the consummation of the transactions contemplated by this Agreement would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of section 280G of the Code.

(xvi)	Each Company Plan or any other arrangement of the Company that is, or was, subject to section 409A of the Code, was administered in reasonable, good faith compliance with the requirements of section 409A of the Code through December 31, 2008, and all Company Plans subject to section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended (if applicable) to comply with the requirements of the final regulations under section 409A of the Code. The Company (i) has no obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person pursuant to section 409A of the Code, (ii) has not elected to or is not required to defer payment of amounts from a foreign entity which will be subject to the provisions of section 457A of the Code, and (iii) has no obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person pursuant to section 280G of the Code.
(w)	Employees.
(i)	An accurate and complete list of all Employment Contracts is set forth in Schedule (w)(i) of the Company Disclosure Letter, and full and complete copies of such Employment Contracts have been provided to Acquireco. Subject to the terms of the Employment Contracts set forth on Schedule (w)(i) of the Company Disclosure Letter, the employment of each Employee in Canada is terminable on reasonable notice. Except as set forth in Schedule (v)(xv) of the Company Disclosure Letter, there are no agreements, promises or commitments providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement. The Company and its subsidiaries are in compliance with all Employment Contracts and have not received any notice from any Employee or Consultant that any term of a Contract has been breached. To the knowledge of the Company, each individual in a Consultant or independent contractor relationship with the Company or any of its subsidiaries is in fact a Consultant or independent contractor and is not an Employee.

(ii)	Neither the Company nor any of its subsidiaries is: (A) a party to any collective agreement or collective bargaining agreement, or (B) subject to any current, pending or threatened labour slow down, work stoppage, strike or lockout, or any other dispute or controversy with or involving a labour organization or with respect to unionization or collective bargaining.

(iii)	There are no outstanding or, to the knowledge of the Company, threatened unfair labour practices, complaints or applications of any kind, nor has any trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or employee association applied or threatened to apply for certification as bargaining agent for Employees or requested or demanded negotiations, elections, recognition or representation, nor is there a threatened or apparent union organizing campaign for Employees not covered under a collective bargaining agreement.

(iv)	The Company and its subsidiaries have been and are being operated in compliance in all material respects with all applicable Laws relating to Employees and Consultants. There are not now in existence nor has there been within the last 12 months prior to the date of this Agreement any pending or, to the knowledge of the Company, threatened, material complaints, charges, orders, investigations, prosecutions, litigation, proceedings or claims against the Company or any of its subsidiaries with any Governmental Entity or arbitrator, or claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual harassment, or other employment dispute of any nature against the Company and its subsidiaries.

(v)	There are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which the Company or any of its subsidiaries has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Effective Time and, to the knowledge of the Company, there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Time. The accident cost experience of the Company and any of its subsidiaries is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of the Company or any of its subsidiaries.

(vi)	All vacation pay, bonuses and commissions relating to the business of the Company and any of its subsidiaries and the Employees are accurately reflected in all material respects and have been properly accrued in the books and records of the Company or any of its subsidiaries.

(vii)	All Employee data necessary to administer each Company Plan is in the possession of the Company, its subsidiaries or their agents and is in a form which is sufficient for the proper administration of each such Company Plan in accordance with its terms and all Laws and, to the knowledge of the Company, such data is true and complete.

There have been no layoffs and other losses of employment experienced at any site of employment of the Company and any of its subsidiaries during the 90 day period preceding the date of this Agreement.

(viii)	To the knowledge of the Company, none of the Employees, Consultants or agents of the Company or any of its subsidiaries is or during the last two years has been under administrative, civil or criminal investigation or indictment by any Governmental Entity in connection with their employment at the Company or any of its subsidiaries, nor has the Company or its subsidiaries been (individually or collectively) liable in arrears of wages, or other compensation or benefits, or any Taxes or penalties for failure to comply in any material respect with any applicable Laws related to the Employees or Consultants.
(x)	Non-Arm’s Length Transactions. Except as set forth in Schedule (x) of the Company Disclosure Letter, there are no Contracts (other than the Employment Contracts) existing between, among or involving the Company or any of its subsidiaries, on the one hand, and any of their respective directors, officers or shareholders or any of their Employees, Consultants, or directors, officers or shareholders thereof, or any of their respective affiliates or their associates, on the other hand (including in respect of purchasing or obtaining any product or service or in respect of any Financial Indebtedness or guarantee thereof). No director, officer or shareholder of the Company or any of its subsidiaries, or Employee or Consultant or director, officer or shareholder thereof, or any of their respective affiliates or associates has any direct or indirect ownership interest in any person in which the Company or any of its subsidiaries has any direct or indirect ownership interest. Except as set forth in Schedule (x) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries on the one hand, and any director, officer, Employee or Consultant of the Company or any of its subsidiaries or any associate of any director, officer, Employee or Consultant, on the other hand, other than Company Plans and Employment Contracts.

(y)	Insurance. The Company and its subsidiaries are in compliance in all material respects with all requirements with respect to their insurance policies, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no claim pending under any insurance policies of the Company or its subsidiaries as to which coverage has been questioned, denied or disputed. Copies of all insurance policies have been made available to Acquireco.

(z)	Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 — Continuous Disclosure Obligations) with the present or any former auditors of the Company.

(aa)	Indebtedness. Other than indebtedness under the Credit Agreement or as disclosed in the Company’s most recent publicly-disclosed consolidated financial statements or as set forth in Schedule (aa) of the Company Disclosure Letter, there are no outstanding bonds, debentures or other evidences of Financial Indebtedness of the Company or any of its subsidiaries excluding any inter-company indebtedness solely among the Company and its subsidiaries. As of the date hereof, the Credit Agreement is in full force and effect, the Company is in compliance with the terms and conditions of the Credit Agreement, and any other evidence of material Financial Indebtedness of the Company or any of its subsidiaries, has not received any notice of default or breach of, or termination under, and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of the Credit Agreement or any other instruments governing material Financial Indebtedness of the Company or any of its subsidiaries, except for such defaults or breaches which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

Except as set forth in Schedule (aa) of the Company Disclosure Letter, and except as disclosed in its most recently publicly-disclosed consolidated financial statements:
(i)	neither the Company nor its subsidiaries is indebted to any of its directors or officers or any of their associates or to any securityholder of the Company;

(ii)	none of the directors or officers of the Company or any of their associates or Company Shareholders is indebted or under material obligation to the Company or any of its subsidiaries on any account whatsoever (other than pursuant to an employment contract entered into in the ordinary course of business);

(iii)	neither the Company nor its subsidiaries has guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person other than of a subsidiary; and

(iv)	there is no inter-company indebtedness outstanding between any of the Company and its subsidiaries.

(bb)	Intellectual Property.
(i)	The Company and its subsidiaries own or have valid licenses to use (and are not in breach of such licenses) all Business Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company or its subsidiaries.

(ii)	A complete and accurate list of all registrations of, and applications for registration of, Owned Intellectual Property is set forth in Schedule (bb)(ii) of the Company Disclosure Letter. The Owned Intellectual Property has been duly registered or applications to register the same have been filed such applications or registrations are in good standing, and the Company or its subsidiaries holds the entire right, title and interest in and to all of the Owned Intellectual Property, and has the exclusive and unfettered right to use the Owned Intellectual Property, except to the extent the Company or its subsidiaries has licensed others to use the Owned Intellectual Property.

(iii)	A complete and accurate list of all of the Licensed Intellectual Property, other than Shrink Wrap Software, is set forth in Schedule (bb)(iii) of the Company Disclosure Letter. Neither the Company nor its subsidiaries is a party to any contract or commitment to pay any royalty or other fee to use Licensed Intellectual Property except pursuant to the agreements set forth in Schedule (bb)(iii) of the Company Disclosure Letter.

(iv)	The Owned Intellectual Property is valid and enforceable. The Owned Intellectual Property is free and clear of all Encumbrances other than (A) those arising under any of the IP Agreements, (B) non-exclusive licenses granted in the ordinary course of business, and (C) Permitted Encumbrances.

(v)	None of the Company or any of its subsidiaries or, to the knowledge of the Company, any third party to any IP Agreement, is in breach thereof and the IP Agreements are binding and are in full force and effect.

(vi)	To the knowledge of the Company, except as set forth in Schedule (bb)(vi) of the Company Disclosure Letter, the use of the Owned Intellectual Property and conduct of the business, as conducted in the past and as presently conducted, by the Company and its subsidiaries does not infringe upon any third party Intellectual Property Rights.

(vii)	There is no proceeding initiated by any third party for which notice has been provided to the Company or its subsidiaries or which to the knowledge of the Company has been threatened, with respect to any alleged infringement, misappropriation or other violation by the Company or any of its subsidiaries of any third party Intellectual Property Rights.

(viii)	Except as set forth in Schedule (bb)(viii) of the Company Disclosure Letter, to the knowledge of the Company, no third party is infringing upon any of the Owned Intellectual Property and, except for patent rights scheduled for abandonment in the ordinary course of business in accordance with the Company’s annual maintenance review, no Owned Intellectual Property has been lost, abandoned or cancelled or is in jeopardy of being lost, abandoned or cancelled through failure to act by the Company or its subsidiaries.

(ix)	Since January 1, 2008, there has been no pending or threatened claim, and there are currently no pending or threatened claims, for which notice has been provided to the Company or its subsidiaries challenging the validity or enforceability of, or contesting the Company’s or any of its subsidiaries’ rights in, the Business Intellectual Property or their rights under the IP Agreements.

(x)	All hardware, software and firmware, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its subsidiaries, taken as a whole (collectively, the “Technology”), are sufficient for conducting the business, as presently conducted, of the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries own or have valid licenses to use (and are not in breach of such licenses) such Technology and have security measures in place in relation to such Technology that meet or exceed the industry standard.

(xi)	To the extent that any Business Intellectual Property is confidential, the Company and its subsidiaries have taken commercially reasonable efforts to ensure that their employees, consultants and contractors are subject to enforceable legal obligations to maintain the confidentiality of such Business Intellectual Property.

(xii)	The Company and its subsidiaries have taken commercially reasonable steps (in accordance with industry standards) to protect the Owned Intellectual Property, including commercially reasonable steps to prevent unauthorized use or disclosure of any trade secrets, confidential information and know how possessed by the Company and its subsidiaries.
(cc)	Vote Required. Except as may otherwise be provided for in the Interim Order, the only vote of holders of securities necessary to approve the Continuance Resolution and the Arrangement Resolution is (i) in the case of the Continuance, the affirmative vote of two-thirds of the votes cast on the Continuance Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, and (ii) in the case of the Arrangement, the approval set forth in Section 2.2(b).

(dd)	No “Collateral Benefit”. To the knowledge of the Company, no “related party” of the Company (within the meaning of CSA Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”)) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(ee)	Insolvency. Neither the Company nor any of its subsidiaries: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other laws applicable to it; (ii) except as set forth in Schedule (ee) of the Company Disclosure Letter, has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of such Company or subsidiary under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; or (iii) is or has been subject to any actions taken or proceedings commenced by creditors or other persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of such Company or subsidiary, or any material property or assets of such Company or subsidiary.

(ff)	Fees. The Company represents and warrants that, except for the Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, the Company in connection with this Agreement or the Arrangement (and the transactions contemplated herein and therein). The Company has made full disclosure in writing to Acquireco of all fees to be paid to the Financial Advisor under the terms of the agreements with the Financial Advisor relating to any arrangements between the Company or any of its subsidiaries and the Financial Advisor that are in effect at the date hereof and the Company shall not amend or otherwise modify such agreements without the prior written consent of Acquireco.

Schedule E
To the Arrangement Agreement
Representations and Warranties of Parent and Acquireco
     Parent and Acquireco hereby represent and warrant to and in favour of the Company as follows and acknowledge that the Company is relying upon such representations and warranties in connection with entering into this Agreement and consummating the transactions contemplated hereby:
(a)	Organization and Qualification. Each of Parent and Acquireco is a corporation formed and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as it is now being conducted. Each of Parent and Acquireco is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, materially impair or delay the ability of Parent or Acquireco to consummate the transactions contemplated by this Agreement.

(b)	Authority Relative to this Agreement. Each of Parent and Acquireco has the requisite corporate power and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Acquireco and performance of this Agreement by it of its obligations hereunder have been duly authorized by its board of directors, and no other corporate proceedings on its part are necessary to authorize the consummation of the transactions contemplated hereunder or completion of the Arrangement. This Agreement has been duly executed and delivered by Parent and Acquireco and constitutes a legal, valid and binding obligation of each of Parent and Acquireco, as the case may be, enforceable against it in accordance with the terms of this Agreement, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violations.
(i)	Neither the execution and delivery of this Agreement by Parent or Acquireco nor the completion of the transactions contemplated hereby, nor compliance by Parent and Acquireco with any of the provisions hereof will violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) the organizational or charter documents governing

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Parent or Acquireco, as the case may be; (B) any material contract or other instrument or obligation to which Parent or Acquireco is a party, or to which any of their respective properties or assets may be subject, or by which Parent or Acquireco is bound; or (C) violate any Law applicable to Parent or Acquireco or any of its subsidiaries or any of its properties or assets (except, in the case of clauses (B) and (C) above, as would not reasonably be expected to materially impair or delay the ability of Parent or Acquireco to consummate the transactions contemplated in this Agreement).

(ii)	Assuming compliance with the Interim Order and any approvals required thereunder, the Final Order, filings with the Director under the OBCA and compliance with applicable Securities Laws, no material authorization, approval, license, permit, order, consent, authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by Parent or Acquireco in connection with the performance of its obligations and the consummation of the transactions contemplated hereunder.
(d)	Sufficient Funds Available. Acquireco has, and will have at the Effective Time, sufficient cash on hand to consummate the transactions and assume the obligations contemplated by this Agreement, including for the payment of (A) its and the Company’s fees and expenses, including the fees and expenses of its and the Company’s advisors, (B) the aggregate Consideration for all of the Company Shares to be acquired pursuant to the Arrangement, (C) the aggregate Option Amount payable in respect of the Options to be cancelled pursuant to the Arrangement.

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